EXHIBIT 2

Management’s
Responsibility

Management’s Responsibility for Financial Statements

The accompanying consolidated financial statements have been prepared by and are the responsibility of the Board of Directors and Management of the Company.

The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles and reflect Management’s best estimates and judgements based on currently available information. The Company has developed and maintains a system of internal accounting controls in order to ensure, on a reasonable and cost effective basis, the reliability of its financial information.

The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, Chartered Accountants. Their report outlines the scope of their examination and opinion on the consolidated financial statements.

/s/ Jamie C. Sokalsky

Jamie C. Sokalsky
Senior Vice President
and Chief Financial Officer
Toronto, Canada
February 11, 2004

BARRICK Annual Report 2003

Auditors’
Report

To the Shareholders of Barrick Gold Corporation

We have audited the consolidated balance sheets of Barrick Gold Corporation as at December 31, 2003 and 2002 and the consolidated statements of income, cash flows, and shareholders’ equity and comprehensive income for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in both Canada and the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in accordance with United States generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, during 2003 the Company changed its policy on accounting for amortization of underground development costs and for asset retirement obligations, during 2002 the Company changed its policy on deferred stripping costs, and during 2001 the Company changed its policy on accounting for derivative instruments.

On February 11, 2004 we reported separately to the shareholders of Barrick Gold Corporation on the consolidated financial statements for the same periods, prepared in accordance with Canadian generally accepted accounting principles.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Toronto, Canada
February 11, 2004

BARRICK Annual Report 2003

Financial
Statements

Consolidated Statements of Income

Barrick Gold Corporation
For the years ended December 31 (in millions of United States dollars, except per share data)

	2003	2002	2001

Gold Sales (notes 4 and 5)	$2,035	$1,967	$1,989

Costs and expenses
Cost of sales and other operating expenses[1] (note 6)	1,134	1,071	1,080
Amortization (note 4)	522	519	501
Administration	83	64	86
Merger and related costs (notes 3 and 18)	—	(2)	117
Exploration and business development	137	104	103

	1,876	1,756	1,887

Other income/expense (note 7)	52	29	32
Litigation (note 25)	(16)	—	(59)
Interest expense (note 19)	(44)	(57)	(25)
Non-hedge derivative gains (losses) (note 11)	71	(6)	33

Income before income taxes and other items	222	177	83
Income tax (expense) recovery (note 8)	(5)	16	14

Income before cumulative effect of changes in accounting principles	217	193	97
Cumulative effect of changes in accounting principles (note 2)	(17)	—	(1)

Net income for the year	$200	$193	$96

Earnings per share data (note 9):
Income before cumulative effect of changes in accounting principles
Basic and diluted	$0.40	$0.36	$0.18
Net income
Basic and diluted	$0.37	$0.36	$0.18

1.	Exclusive of amortization (note 6)

The accompanying notes are an integral part of these consolidated financial statements.

BARRICK Annual Report 2003

FINANCIAL STATEMENTS

Consolidated Statements of Cash Flows

Barrick Gold Corporation
For the years ended December 31 (in millions of United States dollars)

	2003	2002	2001

Operating Activities
Net income for the year	$200	$193	$96
Amortization	522	519	501
Changes in capitalized mining costs	37	29	17
Deferred income taxes (note 8)	(49)	(75)	(50)
Inmet litigation settlement (note 25)	(86)	—	—
Gains on sale of long-lived assets (note 7)	(39)	(8)	(9)
Other items (note 12)	(64)	(69)	33

Net cash provided by operating activities	521	589	588

Investing Activities
Property, plant and equipment
Capital expenditures (note 4)	(322)	(228)	(474)
Sales proceeds	48	11	5
Purchase of investments (note 13)	(55)	—	—
Increase in restricted cash	—	—	(24)
Change in short-term cash deposits	—	159	(153)

Net cash used in investing activities	(329)	(58)	(646)

Financing Activities
Capital stock
Proceeds from shares issued on exercise of stock options	29	83	7
Repurchased for cash (note 22b)	(154)	—	—
Long-term debt
Proceeds	—	—	55
Repayments (note 19)	(23)	(25)	(152)
Dividends (note 22d)	(118)	(119)	(93)

Net cash used in financing activities	(266)	(61)	(183)

Effect of exchange rate changes on cash and equivalents	—	—	(1)
Net increase (decrease) in cash and equivalents	(74)	470	(241)
Cash and equivalents at beginning of year (note 12)	1,044	574	816

Cash and equivalents at end of year (note 12)	$970	$1,044	$574

The accompanying notes are an integral part of these consolidated financial statements.

BARRICK Annual Report 2003

FINANCIAL STATEMENTS

Consolidated Balance Sheets

Barrick Gold Corporation
At December 31 (in millions of United States dollars)

	2003	2002

Assets
Current assets
Cash and equivalents (note 12)	$970	$1,044
Accounts receivable (note 14)	69	72
Inventories (note 14)	157	159
Other current assets (note 14)	169	47

	1,365	1,322
Investments (note 13)	127	41
Property, plant and equipment (note 15)	3,131	3,311
Capitalized mining costs (note 16)	235	272
Unrealized fair value of derivative contracts (note 11d)	256	78
Other assets (note 17)	248	237

Total assets	$5,362	$5,261

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$245	$213
Other current liabilities (note 18)	105	270

	350	483
Long-term debt (note 19)	719	761
Other long-term obligations (note 20)	569	528
Deferred income tax liabilities (note 21)	230	155

Total liabilities	1,868	1,927

Shareholders’ equity
Capital stock (note 22)	4,115	4,148
Deficit	(694)	(689)
Accumulated other comprehensive income (loss) (note 10)	73	(125)

Total shareholders’ equity	3,494	3,334

Contingencies and commitments (note 25)
Total liabilities and shareholders’ equity	$5,362	$5,261

The accompanying notes are an integral part of these consolidated financial statements.

Signed on behalf of the Board

/s/ Gregory C. Wilkins	/s/ Howard L. Beck
Gregory C. Wilkins	Howard L. Beck
Director	Director

BARRICK Annual Report 2003

FINANCIAL STATEMENTS

Consolidated Statements of Shareholders’ Equity

Barrick Gold Corporation
for the years ended December 31 (in millions of United States dollars)

	2003	2002	2003

Common shares (number in millions)
At January 1	542	536	536
Issued for cash/on exercise of stock options	2	6	—
Repurchased for cash (note 22b)	(9)	—	—

At December 31	535	542	536

Common shares
At January 1	$4,148	$4,062	$4,051
Issued for cash/on exercise of stock options	34	86	11
Repurchased for cash (note 22b)	(67)	—	—

At December 31	$4,115	$4,148	$4,062

Deficit
At January 1	$(689)	$(763)	$(766)
Net income	200	193	96
Repurchase of common shares (note 22b)	(87)	—	—
Dividends (note 22d)	(118)	(119)	(93)

At December 31	$(694)	$(689)	$(763)

Accumulated other comprehensive income (loss) (note 10)	$73	$(125)	$(107)

Total shareholders’ equity at December 31	$3,494	$3,334	$3,192

Consolidated Statements of Comprehensive Income

	2003	2002	2001

Net income	$200	$193	$96
Foreign currency translation adjustments	(3)	(21)	(26)
Transfers of realized (gains) losses on cash flow hedges to earnings (note 10)	(61)	(21)	25
Hedge ineffectiveness transferred to earnings (note 10)	(12)	—	—
Change in gains accumulated in OCI for cash flow hedges (note 10)	230	28
Additional minimum pension liability	—	(2)	(5)
Transfers of realized (gains) losses on available-for-sale securities to earnings	12	4	(2)
Unrealized gains (losses) on available for sale securities	32	(6)	(4)

Comprehensive income	$398	$175	$84

The accompanying notes are an integral part of these consolidated financial statements.

BARRICK Annual Report 2003

Notes to Consolidated
Financial Statements

Barrick Gold Corporation. Tabular dollar amounts in millions of United States dollars, unless otherwise shown. References to C$ and A$ are to Canadian and Australian dollars, respectively.

1.     Nature of Operations

Barrick Gold Corporation (“Barrick” or the “Company”) engages in the production and sale of gold, including related mining activities such as exploration, development, mining and processing. Our operations are mainly located in the United States, Canada, Australia, Peru, Tanzania, Chile and Argentina. They require specialized facilities and technology, and we rely on those facilities to support our production levels. The market price of gold, quantities of gold mineral reserves and future gold production levels, future cash operating costs, foreign currency exchange rates, market interest rates and the level of exploration expenditures are some of the things that could materially affect our operating cash flow and profitability. Due to the global nature of our operations we are also affected by government regulations, political risk and the interpretation of taxation laws and regulations. We seek to mitigate these risks, and in particular we use derivative instruments as part of a risk management program that seeks to mitigate the effect of volatility in commodity prices, interest rates and foreign currency exchange rates (refer to note 11). Many of the factors affecting these risks are beyond our control and their effects could materially impact our consolidated financial statements.

2.     Significant Accounting Policies

a) Basis of presentation

The United States dollar is the principal currency of our operations. We prepare our primary consolidated financial statements in United States dollars and under United States generally accepted accounting principles (“US GAAP”). These financial statements are filed with Canadian and US regulatory authorities. We also include consolidated financial statements prepared under Canadian GAAP (in United States dollars) in our Proxy Statement that we file with various Canadian regulatory authorities. Summarized below are the accounting policies we that have adopted under US GAAP and that we consider particularly significant. References to the Company in these financial statements relate to Barrick and its consolidated subsidiaries. We have reclassified certain prior-year amounts to conform with the current year presentation.

These consolidated financial statements include the accounts of Barrick and its subsidiaries. Intercompany transactions and balances are eliminated upon consolidation. We control our subsidiaries through existing majority voting interests. Our ownership interests in the Round Mountain, Hemlo and Kalgoorlie Mines are held through unincorporated joint venture agreements, under which we share joint control with our joint venture partners. Under long-standing practice for extractive industries, we include the assets, liabilities, revenues, expenses and cash flows of unincorporated joint ventures in our financial statements using the proportionate consolidation method.

The preparation of financial statements under US GAAP requires us to make estimates and assumptions that affect:

> the reported amounts of assets and liabilities;

> disclosures of contingent assets and liabilities; and

> revenues and expenses recorded in each reporting period.

The most significant estimates and assumptions that affect our financial position and results of operations are those that use estimates of proven and probable gold reserves; future estimates of costs and expenses; and/or assumptions of future commodity prices, interest rates and foreign currency exchange rates. Such estimates and assumptions include:

> decisions as to whether exploration and mine development costs should be capitalized or expensed;

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

>	assessments of whether property, plant and equipment, ore in stockpiles and capitalized mining costs may be impaired;

>	assessments of our ability to realize the benefits of deferred income tax assets;

>	the useful lives of long-lived assets and the rate at which we record amortization in earnings;

>	the estimated fair value of asset retirement obligations;

>	the timing and amounts of forecasted future expenditures that represent the hedged items underlying hedging relationships for our cash flow hedge contracts;

>	the estimated fair values of derivative instruments;

>	the value of slow-moving and obsolete inventories (which are stated at the lower of average cost and net realizable value); and

>	assessments of the likelihood and amounts of contingencies.

We regularly review the estimates and assumptions that affect our financial statements; however, what actually happens could differ from those estimates and assumptions.

b) Accounting changes

FAS 143, Accounting for asset retirement obligations

On January 1, 2003, we adopted FAS 143 and changed our accounting policy for recording obligations relating to the retirement of long-lived assets (as described in note 20a).

On adoption of FAS 143 in first quarter 2003, we recorded on our balance sheet an increase in property, plant and equipment by $39 million; an increase in other long-term obligations by $32 million; and an increase in deferred income tax liabilities by $3 million. We recorded in our income statement a $4 million credit for the cumulative effect of this accounting change. On the adoption of FAS 143, the total amount of recorded asset retirement obligations was $334 million, and the comparative amount would have been $353 million at December 31, 2001.

Amortization of underground development costs

On January 1, 2003, we changed our accounting policy for amortization of underground mine development costs to exclude estimates of future underground development costs (as described in note 15a).

On adoption of this change on January 1, 2003, we decreased property, plant and equipment by $19 million, and increased deferred income tax liabilities by $2 million. We recorded in our income statement a $21 million charge for the cumulative effect of this accounting change.

FAS 133, Accounting for derivative instruments

We adopted FAS 133 on January 1, 2001. On adoption, we recorded the fair value of derivative instruments as follows:

	Carrying	Fair
At January 1, 2001	amount	value	Adjustment
	Asset (liability)		Loss
Hedge derivatives
Purchased gold call options	$44	$5	$(39)[1]
Non-hedge derivatives
Written gold call options and total return swaps	$(42)	$(42)	$—
Other derivatives	$—	$(3)	$(3)[2]

1. Recorded in Other Comprehensive Income (OCI), net of tax benefits of $4 million. We also reclassified into OCI deferred gains on hedge contracts that had been closed out in previous years that totaled $35 million.

2. Recorded as a cumulative effect accounting change in earnings, net of tax benefits of $2 million.

The following table identifies certain changes in accounting principles and accounting estimates that we have made in each year and the effect such changes had on earnings for that year.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Effect of various accounting changes on earnings

For the years ended December 31 ($ millions except per share amounts)	2003		2002	2001
Pro-forma effect of changes in accounting policies (excluding related tax effects)[1]
Adoption of FAS 143
Earnings increase (decrease)		$(36)	$(4)		$4
Per share		$(0.07)	$(0.01)		$0.01
Amortization of underground development costs
Earnings increase (decrease)		—	—		—
Per share		—	—		—

Total effect
Earnings increase (decrease)		$(36)	$(4)		$4
Per share		$(0.07)	$(0.01)		$0.01

Changes in estimates recorded in earnings (excluding related tax effects for non-tax items)
Pension costs actuarial assumptions (note 24e)
Earnings (decrease)		$(2)	—		—
Per share	$	nil	—		—
Deferred tax valuation allowances and outcome of tax uncertainties (note 8)[2]
Earnings increase (decrease)		$39	$(21)		$(45)
Per share		$0.07	$(0.04)		$(0.09)
Asset retirement obligations (note 20a)
Earnings (decrease)		$(10)	—		—
Per share		$(0.02)	—		—
Hedge ineffectiveness arising due to changes in the expected timing and amounts of forecasted transactions (note l1e)
Earnings increase		$18	—		—
Per share		$0.03	—		—

Total effect
Earnings increase (decrease)		$45	$(21)		$(45)
Per share		$0.08	$(0.04)		$(0.09)

Cumulative effect of changes in accounting principles (net of tax effects)
Adoption of FAS 133		—	—		$(1)
Per share		—	—	$	nil
Adoption of FAS 143		$4	—		—
Per share		$0.01	—		—
Amortization of underground development costs		$(21)	—		—
Per share		$(0.04)	—		—

Total effect
Earnings (decrease)		$(17)	—		$(1)
Per share		$(0.03)	—	$	nil

1. Represents the impact of the revised accounting policy. For 2003, earnings increased or decreased by the amount disclosed. For 2002 and 2001, because prior years were not restated, the amount disclosed is a pro forma amount only and has not been recorded in these financial statements.

2. Includes both reversals of prior year allowances and allowances recorded against current-year tax losses.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

c) Foreign currency translation

The functional currency of all our operations is the United States dollar (“the US dollar”). We re-measure balances into US dollars as follows:

>	non-monetary assets and liabilities using historical rates;

>	monetary assets and liabilities using period-end exchange rates; and

>	income and expenses using average exchange rates, except for expenses related to assets and liabilities re-measured at historical exchange rates.

Gains and losses arising from re-measurement of foreign currency financial statements into US dollars, and from foreign currency transactions, are recorded in earnings.

In 2003, various changes in economic facts and circumstances led us to conclude that the functional currency of our Argentinean operations was the United States dollar and not the Argentinean Peso. These changes included the completion of the Veladero mine feasibility study, the denomination of selling prices for gold production and US dollar based expenditures.

After the merger with Homestake in 2001, various changes in economic facts and circumstances led us to conclude that the functional currency of certain of its operations was the United States dollar and not the local currency. These changes included the denomination of selling prices for gold production, and more use of United States dollar financing.

For periods before January 1, 2002, the financial statements of those operations were translated as follows: assets and liabilities using period-end exchange rates; and revenues and expenses at average rates. Translation adjustments were included in OCI.

d) Other significant accounting policies

	Note	Page
Business combinations	3	p. 72
Segment information	4	p. 72
Revenue recognition and sales contracts	5	p. 74
Cost of sales and other operating expenses	6	p. 75
Other income/expense	7	p. 76
Income taxes	8	p. 76
Earnings per share	9	p. 77
Comprehensive income	10	p. 78
Derivative instruments	11	p. 79
Cash and equivalents	12	p. 83
Investments	13	p. 84
Accounts receivable, inventories and other current assets	14	p. 85
Property, plant and equipment	15	p. 86
Capitalized Mining Costs	16	p. 87
Other assets	17	p. 88
Other current liabilities	18	p. 88
Long-term debt	19	p. 88
Asset retirement obligations	20	p. 89
Other post-retirement benefits	20	p. 90
Deferred income taxes	21	p. 90
Capital stock	22	p. 92
Stock options	23	p. 93
Restricted stock units	23	p. 94
Pension plans	24	p. 95
Contingencies and commitments	25	p. 97
Fair value of financial instruments	26	p. 100
Joint ventures	27	p. 101
Differences from Canadian GAAP	28	p. 101

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Business Combinations

Homestake Mining Company

On December 14, 2001, a wholly-owned subsidiary of Barrick merged with Homestake Mining Company (“Homestake”). Under the terms of the merger agreement, we issued 139.5 million Barrick common shares in exchange for all the outstanding common shares of Homestake, using an exchange ratio of 0.53:1. The merger was accounted for as a pooling-of-interests. The consolidated financial statements give retroactive effect to the merger, with all periods presented as if Barrick and Homestake had always been combined.

In 2001, we recorded charges for merger-related costs totaling $117 million ($107 million after tax). These costs included transaction costs of $32 million for investment banking, legal, accounting and other costs directly related to the merger. They also include integration and restructuring costs of $85 million, mainly for employee termination costs.

4. Segment Information

We operate in the gold mining industry and our operations are managed on a regional basis. Our three primary regions are North America, Australia/Africa, and South America, which includes Peru, Chile and Argentina. In 2003, we changed the composition of our reportable segments by the addition of our development projects. We also changed our determination of which costs are charged to segments. Prior periods have been restated to conform to the current presentation. Financial information on all our individual mines and development projects is reviewed regularly by our chief operating decision maker, and accordingly our definition of a business segment includes each of our operating mines and development projects. Our development projects are not presently generating revenue and therefore the measure of segment loss represents expensed exploration and development costs. Our “other operating mines” segment includes mainly operations which have been, or are being, closed.

Income statement information

				Total cash			Segment income (loss)
	Gold sales			production costs[1]			before income taxes
For the years ended December 31	2003	2002	2001	2003	2002	2001	2003	2002	2001
Operating mines:
Goldstrike	$813	$678	$774	$531	$437	$467	$122	$94	$169
Pierina	332	303	299	76	71	38	90	71	86
Bulyanhulu	109	134	56	73	78	35	(1)	16	4
Kalgoorlie	153	124	118	87	82	78	46	23	23
Eskay Creek	130	121	99	18	16	16	65	57	43
Hemlo	98	97	94	60	64	60	27	23	24
Plutonic	120	105	90	62	57	48	48	37	30
Round Mountain	139	132	117	66	73	71	53	38	28
Other operating mines	141	273	342	78	150	207	37	87	85
Development projects:
Veladero	—	—	—	—	—	—	(18)	(20)	(26)
Cowal	—	—	—	—	—	—	—	—	—
Pascua-Lama	—	—	—	—	—	—	—	—	—
Alto Chicama	—	—	—	—	—	—	(29)	(29)	—

Segment total	$2,035	$1,967	$1,989	$1,051	$1,028	$1,020	$440	$397	$466

1. Includes cost of sales, by-product revenues, royalty expenses and production taxes (note 6). Excludes accretion expense, other reclamation and closure costs, and amortization.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Asset information

						Segment capital
	Segment assets		Amortization			expenditures
For the years ended December 31	2003	2002	2003	2002	2001	2003	2002	2001
Operating mines:
Goldstrike	$1,372	$1,496	$160	$147	$138	$51	$46	$122
Pierina	434	546	166	161	175	17	5	12
Bulyanhulu	670	661	37	40	17	36	56	153
Kalgoorlie	250	240	20	19	17	14	14	6
Eskay Creek	215	258	47	48	40	5	8	10
Hemlo	55	60	11	10	10	10	6	6
Plutonic	84	59	10	11	12	44	20	11
Round Mountain	75	79	20	21	18	6	8	15
Other operating mines	113	234	26	36	50	29	33	54
Development projects:
Veladero	85	7	—	—	—	68	—	—
Cowal	49	25	—	—	—	24	13	—
Pascua-Lama	239	223	—	—	—	9	11	69
Alto Chicama	9	5	—	—	—	4	5	—

Segment total	3,650	3,893	497	493	477	317	225	458
Cash and equivalents	970	1,044	—	—	—	—	—	—
Other items outside operating segments	742	324	25	26	24	5	3	16

Enterprise total	$5,362	$5,261	$522	$519	$501	$322	$228	$474

Geographic information

	Assets		Gold sales
For the years ended December 31	2003	2002	2003	2002	2003
United States	$1,835	$1,834	$970	$905	$1,041
Peru	757	733	332	303	297
Australia	556	480	364	316	288
Canada	480	533	260	299	269
Tanzania	707	695	109	134	56
Chile/Argentina	309	173	—	4	38
Other	718	813	—	6	—

	$5,362	$5,261	$2,035	$1,967	$1,989

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of segment income to enterprise net income

For the years ended December 31	2003	2002	2001
Segment income	$440	$397	$466
Accretion expense, reclamation, closure and other costs	(83)	(43)	(60)
Amortization outside operating segments	(25)	(26)	(24)
Exploration and business development costs, excluding development projects	(90)	(55)	(77)
Merger and related costs	—	2	(117)
Administration	(83)	(64)	(86)
Other income/expense	52	29	32
Interest expense	(44)	(57)	(25)
Non-hedge derivative gains (losses)	71	(6)	33
Income tax (expense) recovery	(5)	16	14
Cumulative effect of changes in accounting principles	(17)	—	(1)
Inmet litigation	(16)	—	(59)

Net income	$200	$193	$96

5. Revenue Recognition and Sales Contracts

We recognize revenue from the sale of gold and by-products when the following conditions are met:

>	persuasive evidence of an arrangement exists;

>	delivery has occurred under the terms of the arrangement;

>	the price is fixed or determinable; and

>	collectability is reasonably assured.

For gold and silver bullion sold under forward sales contracts or in the spot market, we consider that delivery has occurred on transfer of title to the gold or silver to counterparties. Revenue from the sale of by-products such as silver is credited against cost of sales and other operating expenses.

Concentrate sales contracts

Our Eskay Creek and Bulyanhulu mines produce ore and concentrate containing both gold and silver. Under the terms of our sales contracts with third-party smelters final gold and silver prices are set on a specified future date after the shipment date based on spot market metal prices. We record revenues under these contracts based on the forward gold and silver prices at the time of shipment, which is when transfer of legal title to concentrate passes to the third-party smelters. The terms of the contracts result in embedded derivatives, because of the difference between the recorded one-month forward price and the final settlement price. These embedded derivatives are adjusted to fair value through revenue each period until the date of final gold and silver pricing.

Forward gold sales contracts

We have fixed-price forward gold sales contracts with various counterparties for 15.5 million ounces of future gold production. The terms of the contracts are governed by master trading agreements that we have in place with the counterparties to the contracts. The contracts have final delivery dates primarily over the next 10 years, but we have the right to settle these contracts at any time over these periods. Contract prices are established at inception through to an interim date. Based on the contractual terms of the fixed-price contracts and current spot and forward gold market prices, the average price that would be realized if all production in the next three years was used to deliver into these contracts would be $309 per ounce. If we do not

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

deliver at this interim date, a new interim date is set. The price for the new interim date is determined in accordance with the master trading agreements which have contractually agreed price adjustment mechanisms based on the market gold price. The master trading agreements have both fixed and floating price mechanisms. The fixed price mechanism represents the market price at the start date (or previous interim date) of the contract plus a premium based on the difference between the forward price of gold and the current market price of gold. For the majority of fixed-price forward gold sales contracts, selling prices are fixed through 2006. If at an interim date we opt for a floating price, the floating price represents the spot market price of gold plus or minus the difference between the previously fixed price and the market gold price at that interim date. In addition to the fixed-price forward gold sales contracts, we have floating-price forward gold sales contracts under which we are committed to deliver 0.5 million ounces of gold over the next 10 years at prices that will be based on the then prevailing spot price. Forward gold market prices are principally influenced by the current market price of gold, gold lease rates and US dollar interest rates. The final realized selling price under a contract will depend on the timing of the actual future delivery date, the market price of gold at the start of the contract and the actual amount of the premium of the forward price of gold over the spot price of gold for the periods that fixed selling prices are set.

We use gold lease rate swap contracts to manage our gold lease rate exposure. Based on the fact that historical short-term gold lease rates have been lower than longer-term gold lease rates, and because fixed price forward gold sales contracts have fixed gold lease rates, we have used these gold lease rate swap contracts to economically achieve a more optimal term structure for gold lease costs. Under these swaps we receive a fixed gold lease rate, and pay a floating gold lease rate, on a notional 3.3 million ounces of gold spread from 2004 to 2013. The swaps are associated with forward gold sales contracts with expected delivery dates beyond 2006. These lease rate swap contracts are accounted for as non-hedge derivatives (note 11).

Major customers

The largest single counterparty as of December 31, 2003 made up 12% of the ounces of outstanding forward gold sales contracts.

Forward silver sales contracts

Forward silver sales contracts have similar delivery terms and pricing mechanisms as forward gold sales contracts. At December 31, 2003, we had fixed-price commitments to deliver 22.3 million ounces of silver over periods primarily of up to 10 years at an average price of $5.24 per ounce.

6.     Cost of Sales and Other Operating Expenses

For the years ended
December 31	2003	2002	2001

Cost of sales[1]	$1,100	$1,114	$1,088
By-product revenues (note 5)	(114)	(119)	(112)
Royalty expenses	50	37	39
Production taxes	15	5	5
Accretion expense (note 20)	17	—	—
Other reclamation and closure costs	66	34	60

	$1,134	$1,071	$1,080

1.     Cost of sales includes all costs that are capitalized to inventory, except for amortization of property, plant and equipment. The amount of amortization capitalized to inventory, but excluded from cost of sales was $497 million in 2003; $493 million in 2002; and $477 million in 2001.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

a) Royalty expenses

Certain of our properties are subject to royalty obligations based on mineral production at the properties. The most significant royalties are at the Goldstrike and Bulyanhulu mines and the Pascua-Lama and Veladero projects. The primary type of royalty obligation is a net smelter return (NSR) royalty. Under this type of royalty we pay the holder an amount calculated as the royalty percentage multiplied by the value of gold production at market gold prices less third-party smelting, refining and transportation costs. Most Goldstrike production is subject to an NSR or net profits interest (NPI) royalty. The highest Goldstrike royalties are a 5% NSR and a 6% NPI royalty. Bulyanhulu is subject to an NSR-type royalty of 3%. Pascua-Lama gold production from the areas located in Chile is subject to a gross proceeds sliding scale royalty, ranging from 1.5% to 10%, and a 2% NSR on copper production. For areas located in Argentina, Pascua-Lama is subject to a 3% NSR on extraction of all gold, silver, and other ores. Production at Veladero is subject to a 3.75% NSR on extraction of all gold, silver and other ores.

b) Other reclamation and closure costs

Various types of costs associated with the reclamation and closure of our mining properties do not meet the definition of “asset retirement obligations” as set out in FAS 143 (see note 20). We expense these costs as they are incurred. For comparative periods, the amounts represent our reclamation and closure costs expense under our accounting policy prior to the adoption of FAS 143 (see note 20).

7.     Other Income/Expense

For the years ended
December 31	2003	2002	2001

Interest income	$34	$30	$36
Gains on sale of long-lived assets[1]	39	8	9
Foreign currency translation gains (losses)	2	1	(10)
Gains (losses) on available for sale securities (note 13)	(12)	(4)	2
Other items	(11)	(6)	(5)

	$52	$29	$32

1.     In 2003 we sold various assets, including: several land positions around inactive mine sites in the United States, as well as the East Malartic Mill and Bousquet mine in Canada. We may continue to sell further land positions around our inactive mine sites in the United States. These land positions have been fully amortized, and therefore any proceeds would likely generate gains on sale, before selling costs and taxes.

8.     Income Taxes

Income tax (expense) recovery

For the years ended
December 31	2003	2002	2001

Current
Canada	$(40)	$(44)	$(14)
Foreign	(14)	(15)	(22)

	$(54)	$(59)	$(36)

Deferred
Canada	32	45	74
Foreign	17	30	(24)

	$49	$75	$50

	$(5)	$16	$14

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation to the Canadian federal statutory rate

For the years ended December 31	2003	2002	2001

Income tax expense based on statutory rate of 38%	$(84)	$(67)	$(32)
(Increase) decrease resulting from:
Resource and depletion allowances[1]	17	12	11
Earnings in foreign jurisdictions at different tax rates[1]	42	67	84
Non-deductible expenses	(11)	(9)	(56)
Release of deferred tax valuation allowances recorded in prior years[2]	62	—	—
Valuation allowances recorded against current year tax losses	(23)	(43)	(45)
Outcome of income tax uncertainties[3]	—	22	—
Other items	(8)	34	52

Income tax (expense) recovery	$(5)	$16	$14

1.     We operate in a specialized industry and in several tax jurisdictions. Our income is subject to varying rates of taxation, and we are able to claim certain allowances and deductions unique to extractive industries that result in a lower effective tax rate.

2.     In 2003, we released valuation allowances totaling $62 million, which mainly included: $21 million in North America following a corporate reorganization of certain subsidiaries that enabled us to utilize certain previously unrecognized tax assets; $16 million in Australia realized in 2003 due to an increase in taxable income from higher gold prices; and $15 million in Argentina after the approval to begin construction of our new Veladero mine and classification of mineralization as a proven and probable reserve.

3.     In 2002, we recorded a credit of $22 million reflecting the net impact of tax planning completed in the period and the outcome of certain tax uncertainties.

Temporary differences and their tax effects

For the years ended December 31	2003	2002	2001

Amortization	$13	$52	$21
Reclamation costs	2	(4)	(8)
Net operating losses	36	22	37
Other	(2)	5	—

	$49	$75	$50

9.     Earnings per Share

For the years ended December 31
($ millions, except shares in millions and per share amounts)	2003	2002	2001

Income available to common stockholders	$200	$193	$96
Effect of dilutive stock options	—	—	—

Income available to common stockholders and on assumed conversions	$200	$193	$96

Weighted average shares outstanding – basic	539	541	536
Effect of dilutive stock options	—	—	2

Weighted average shares outstanding and on assumed conversions	539	541	538

Earnings per share
Basic	$0.37	$0.36	$0.18
Diluted	$0.37	$0.36	$0.18

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We compute basic earnings per share by dividing net income or loss (the numerator) by the weighted-average number of outstanding common shares for the period (the denominator). In computing diluted earnings per share, an adjustment is made for the dilutive effect of outstanding stock options.

10.     Comprehensive Income

Comprehensive income consists of net income and other gains and losses that are excluded from net income. These other gains and losses consist mainly of gains and losses on derivative instruments accounted for as cash flow hedges; unrealized gains and losses on available for sale securities; and foreign currency translation adjustments.

Parts of comprehensive income (loss)

For the years ended December 31	2003		2002		2001

	Pre-tax	Post-tax	Pre-tax	Post-tax	Pre-tax	Post-tax
	amount	amount	amount	amount	amount	amount

Foreign currency translation adjustments	$(3)	$(3)	$(21)	$(21)	$(26)	$(26)
Transfers of realized (gains) losses, on cash flow hedges to earnings (note 11e)	(91)	(61)	(25)	(21)	29	25
Hedge ineffectiveness transferred to earnings (note 11e)	(19)	(12)	—	—	—	—
Change in gains accumulated in OCI for cash flow hedges (note 11e)	349	230	49	28	—	—
FAS 133 transition adjustment (note 2)	—	—	—	—	(4)	—
Additional minimum pension liability	—	—	(2)	(2)	(5)	(5)
Transfers of (gains) losses on available for sale securities to earnings (note 7)	12	12	4	4	(2)	(2)
Change in gains (losses) on available for sale securities (note 13)	32	32	(6)	(6)	(4)	(4)

	$280	$198	$(1)	$(18)	$(12)	$(12)

Accumulated other comprehensive income (loss) (OCI)

At December 31	2003			2002

	Pre-tax	Tax		Pre-tax	Tax
	amount	credit	Total	amount	credit	Total

Foreign currency translation adjustments	$(147)	$—	$(147)	$(144)	$—	$(144)
Accumulated gains on cash flow hedges (note l1e)	288	(99)	189	49	(17)	32
Additional minimum pension liability (note 24d)	(7)	—	(7)	(7)	—	(7)
Unrealized gains (losses) on available for sale securities (note 13)	38	—	38	(6)	—	(6)

	$172	$(99)	$73	$(108)	$(17)	$(125)

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.     Derivative Instruments

a) Use of derivative instruments

We use derivative instruments to mitigate the effects of certain risks that are inherent in our business, and also to take advantage of opportunities to secure attractive pricing for commodities, currencies and interest rates. The inherent risks that we most often attempt to mitigate by the use of derivative instruments occur from changes in commodity prices (gold and silver), interest rates and foreign currency exchange rates. Because we produce gold and silver, incur costs in foreign currencies, and invest and borrow in US dollars and are therefore subject to US interest rates, our derivative instruments cover natural underlying asset or liability positions. The purpose of the hedging elements of our derivative program is so that changes in the values of cash flows from hedged items are offset by equivalent changes in the values of derivative instruments.

We do not hold derivatives for the purpose of speculation; our risk management programs are designed to enable us to plan our business effectively and, where possible, mitigate adverse effects of future movements in gold and silver prices, interest rates and foreign currency exchange rates.

The main types of derivatives we use are:

Forward gold and silver sales contracts: These contracts provide for the sale of future gold production in fixed quantities with delivery dates at our discretion over a period of up to 15 years (refer to note 5 for more information relating to our sales contracts).

Interest rate swaps: These instruments are used to counteract the volatility of variable short-term interest rates by substituting fixed interest rates over longer terms on cash and short-term investments. We also use interest rate swaps to swap our interest due on long-term debt obligations from fixed to floating, to take advantage of the present low interest-rate environment.

Foreign currency contracts: These instruments are used for the cash flows at our operating mines and development projects from forecasted expenditures denominated in Canadian and Australian dollars to insulate them from currency fluctuations.

Gold lease rate swap contracts: These contracts are used to manage the fixed gold lease rate element of fixed-price forward gold sales contracts and to take advantage of lower short-term gold lease rates (refer to note 5).

We mainly use over-the-counter (“OTC”) derivative contracts. Using privately negotiated master trading agreements with our counterparties, we are, in many cases, able to secure more favorable terms than if we used exchange-traded derivative instruments. We have been able to negotiate these master trading agreements due to our credit standing and the quality and long-life nature of our mines and gold mineral reserves.

We value derivative instruments using pricing inputs that are readily available from independent sources. The fair value of the contracts is mainly affected by, among other things, changes in commodity prices, interest rates, gold lease rates and foreign currency exchange rates.

Our use of these contracts is based on established practices and parameters, which are subject to the oversight of the Finance Committee of the Board of Directors. We also maintain a separate compliance function to independently monitor our hedging and financial risk management activities and segregate the duties of personnel responsible for entering into transactions from those responsible for recording transactions.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

b) Accounting for derivative instruments and hedging activities

Under US GAAP, companies are required to include on their balance sheet the fair value of derivative instruments, which are defined under FAS 133. This accounting standard excludes certain derivative instruments from its scope, including instruments that meet the definition of “normal sales contracts”. Such contracts include those whose obligations will be met by physical delivery of a company’s production and that meet other requirements set out in paragraph 10(b) of FAS 133. Our forward gold and silver sales contracts have contractual terms that are consistent with the FAS 133 definition of a normal sales contract. In addition, our past sales practices, productive capacity and delivery intentions are also consistent with that definition. Accordingly, we have elected to designate these instruments as normal sales contracts with the result that the fair value recognition provisions of FAS 133 are not applied to them. Instead we apply our normal revenue recognition principles to our normal sales contracts as described in note 5, which results in recognition of proceeds from the contracts as revenue at the date of physical delivery. All other derivatives are recognized on our balance sheet at their fair value as either an asset or a liability. On the date we enter into a derivative contract, we designate the derivative as either:

>	a fair value hedge of a recognized asset or liability;

>	a cash flow hedge of either a forecasted transaction or the variability of cash flows associated with a recognized asset or liability;

>	a foreign currency cash flow hedge of forecasted transactions; or

>	an instrument that does not qualify for hedge accounting treatment (“non-hedge derivatives”).

Fair value hedges: We record in earnings any changes in the fair value of the derivatives as they occur, along with changes in the fair value of the hedged asset or liability.

Cash flow hedges: We record changes in the fair value of the derivatives in Other Comprehensive Income (OCI) until earnings are affected by the forecasted transaction or variability in future cash flows.

Non-hedge derivatives: Changes in the fair value are recorded in earnings as they occur.

All cash flows relating to derivative instruments are included under operating cash flows.

We formally document all relationships between hedge derivative instruments and the items they are hedging, as well as the risk-management goals and strategy for entering into hedge transactions. This documentation includes linking all derivatives designated as fair value, cash flow, or foreign currency hedges to either specific assets and liabilities in the balance sheet, specific firm commitments or specific forecasted transactions.

For these documented relationships, we formally assess (both at the start of the hedge and on an ongoing basis) whether the derivatives used in hedging transactions are highly effective in offsetting changes in the fair value or cash flows of hedged items, and whether those derivatives are expected to remain highly effective in the future. If it is clear that a derivative is not highly effective as a hedge, we stop hedge accounting prospectively.

Other circumstances under which we stop hedge accounting prospectively include:

>	a derivative expires or is sold, terminated, or exercised;

>	it is no longer probable that the forecasted transaction will occur; or

>	if we decide to remove the designation as a hedge from a derivative.

If it is clear that a forecasted transaction will not occur in the originally specified time frame, or within a further two-month period, gains and losses accumulated in OCI are recognized at once in earnings as “hedge ineffectiveness”. In all situations in which hedge accounting stops and a derivative remains outstanding, future changes in its fair value are recognized in earnings as they occur.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

c) Derivative instruments outstanding as at December 31, 2003

Maturity	2004	2005	2006	2007	2008+	Total

Written silver call options
Ounces (thousands)	5,000	2,000	—	—	—	7,000
Average exercise price per ounce	$6.04	$5.00	—	—	—	$5.74

Interest rate contracts
Receive-fixed swaps
Notional amount (millions)	$50	—	$100	$575	$275	$1,000
Fixed rate (%)	3.6%	—	3.0%	3.5%	4.0%	3.6%
Pay-fixed swaps
Notional amount (millions)		—	—	—	$324	$324
Fixed rate (%)		—	—	—	5.7%	5.7%

Net notional position	$50	—	$100	$575	$(49)	$676

Foreign currency contracts
Canadian dollar forwards
C$ (millions)	$442	$329	$145	$96	$22	$1,034
Average price (US$)	0.68	0.67	0.72	0.67	0.68	0.68
Australian dollar forwards
A$ (millions)	$591	$440	$193	$139	$19	$1,382
Average price (US$)	0.57	0.58	0.55	0.58	0.53	0.57
Australian dollar
min-max contracts
A$ (millions)	$20	$10	$10	—	—	$40
Average cap price (US$)	0.53	0.52	0.52	—	—	0.53
Average floor price (US$)	0.52	0.51	0.51	—	—	0.52
Fuel contracts
Barrels WTI (thousands)	360	180	—	—	—	540
Cap	$30	$30	—	—	—	$30
Floor	$23	$22	—	—	—	$23

Classification of interest rate and foreign currency contracts

	Cash flow	Fair value	Non-
At December 31, 2003	hedge	hedge	hedge	Total

Interest rate contracts
Receive-fixed swaps on cash balances	$650	—	—	$650
Receive-fixed swaps on debentures	—	$350	—	$350
Pay-fixed swaps on Bulyanhulu project financing	$174	—	—	$174
Pay-fixed swaps on lease rate swaps	—	—	$150	$150
Foreign currency contracts
Canadian dollar contracts	$1,012	—	$22	$1,034
Australian dollar contracts	$1,279	—	$143	$1,422

We also held gold lease rate swaps at December 31, 2003 that are based on a notional amount of 3.3 million ounces of gold spread from 2004 to 2013 (see note 5). These contracts are classified as non-hedge derivatives.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

d) Unrealized fair value of derivative instruments (excluding normal sales contracts)

	2003	2002

At January 1	$29	$(16)
Derivative instruments settled	(91)	(2)
Change in fair value of derivative instruments:
Non-hedge derivatives	52	(6)
Cash flow hedges	349	49
Fair value hedges	(2)	4

At December 31	$337 [1]	$29

1.     Included on the balance sheet as follows: $154 million in other current assets; $256 million in non-current assets as unrealized fair value of derivative contracts; $3 million in other current liabilities; and $70 million in other long-term obligations.

The fair values of recorded derivative assets and liabilities reflect the netting of the fair values of individual derivative instruments, and amounts due to/from counterparties that arise from derivative instruments, when the conditions of FIN No. 39, Offsetting of Amounts Related to Certain Contracts, have been met. Amounts receivable from counterparties that have been offset against derivative liabilities totaled $16 million at December 31, 2003.

e) Change in gains (losses) accumulated in OCI for cash flow hedge contracts

	Commodity	Foreign currency	Interest rate
	contracts	contracts	contracts	Total

At January 1, 2001	$(4)	$—	$—	$(4)
Hedge losses transferred to earnings	29 [1]	—	—	29

At December 31, 2001	25	—	—	25
Change in fair value	(4)	33	20	49
Hedge gains transferred to earnings	(12)[1]	(7)[2]	(6)[3]	(25)

At December 31, 2002	9	26	14	49
Change in fair value	3	337	9	349
Hedge gains transferred to earnings	(13)[1]	(65)[2]	(13)[3]	(91)
Hedge ineffectiveness transferred to earnings	—	(18)[4]	(1)[4]	(19)

At December 31, 2003	$(1)	$280	$9	$288

1.     Included under revenues and by-product credits

2.     Included under operating expenses

3.     Included under interest income

4.     During 2003, we determined that certain Australian dollar hedge contracts designated as hedges of forecasted capital expenditures no longer met the FAS 133 qualifying hedge criteria due to changes in the expected timing of the forecasted expenditures. On determining that these hedges were no longer effective for accounting purposes, gains totaling $18 million on these contracts were transferred out of OCI to earnings in 2003. For 2003 the total amount of hedge ineffectiveness, including the gains on ineffective capital expenditure hedges, recorded and recognized in non-hedge derivative gains was $19 million (2002 – $nil; 2001 – $nil).

Based on the fair value of cash flow hedge contracts at December 31, 2003, in fiscal 2004 we expect to transfer hedge gains of $134 million from OCI to earnings, to be matched with the related hedged items. These gains will be reflected as a reduction in cash operating costs, and as a component of interest income.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

f) Non-hedge derivative gains (losses)

For the years ended
December 31	2003	2002	2001

Commodity contracts	$3	$(2)	$57
Currency contracts	17	8	(15)
Interest and lease rate contracts	32	(12)	(9)
Hedge ineffectiveness recorded in earnings	19	—	—

	$71	$(6)	$33

g) Derivative instrument risks

By using derivative instruments, we expose ourselves to various financial risks. Market risk is the risk that the fair value of a derivative instrument might be adversely affected by a change in commodity prices, interest rates, gold lease rates, or currency exchange rates, and that this in turn affects our financial condition. We manage market risk by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. We mitigate this risk by establishing trading agreements with counterparties under which we are not required to post any collateral or make any margin calls on our derivative instruments. Our counterparties cannot require settlement solely because of an adverse change in the fair value of a derivative.

Credit risk is the risk that a counterparty might fail to fulfill its performance obligations under the terms of a derivative contract. When the fair value of a derivative contract is positive, this indicates that the counterparty owes us, thus creating a repayment risk for us. When the fair value of a derivative contract is negative, we owe the counterparty and, therefore, we assume no repayment risk. We minimize our credit (or repayment) risk in derivative instruments by:

>	entering into transactions with high-quality counterparties whose credit ratings are generally “AA” or higher;

>	limiting the amount of exposure to each counterparty; and

>	monitoring the financial condition of counterparties.

When we have more than one outstanding derivative transaction with the same counterparty, and we also have a legally enforceable master netting agreement with that counterparty, the net credit exposure represents the net of the positive and negative exposures between the applicable Barrick entity and that counterparty for similar types of derivative instruments. When there is a net negative exposure, we regard the credit exposure of a Barrick entity to the counterparty as being zero. The net mark-to-market position with a particular counterparty represents a reasonable measure of credit risk when there is a legally enforceable master netting agreement (i.e. a legal right to a setoff of receivable and payable derivative contracts) between ourselves and that counterparty. Our policy is to use master netting agreements with all counterparties.

Market liquidity risk is the risk that a derivative position cannot be eliminated quickly, by either liquidating derivative instruments or by establishing an offsetting position. Under the terms of our trading agreements with counterparties, the counterparties cannot, require us to immediately settle outstanding contracts, except upon the occurrence of customary events of defaults such as covenant breaches, including financial covenants, insolvency or bankruptcy. We mitigate market liquidity risk by spreading out the maturity of our derivative instruments over time. This ensures that the size of positions maturing is such that for commodity contracts we are able to physically deliver gold and silver against the contracts, and for other contracts the relevant markets for currencies and interest rates will be able to absorb the contracts.

12.     Cash and Equivalents

Cash and equivalents include cash, term deposits and treasury bills with original maturities of less than 90 days. We anticipate holding these cash balances for an extended period of time. We have entered into receive-fixed interest rate swaps with a total notional amount of $650 million that have been designated, and are effective, as cash flow hedges of expected future floating rate interest receipts. These swaps mature at various times from 2004 to 2007 (refer to note l1c).

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Supplemental cash flow information

For the years ended December 31	2003	2002	2001

Components of other net operating activities
Add (deduct):
Merger and related costs	$—	$(2)	$117
Reclamation cost accruals	—	34	54
Foreign currency translation gains (losses) (note 7)	(2)	(1)	10
(Gains) losses on available for sale securities (note 7)	12	4	(2)
Amortization of deferred stock-based compensation (note 23b)	4	3	—
Cumulative effect of changes in accounting policies (note 2)	17	—	1
Accretion expense (note 6)	17	—	—
Non-hedge derivative (gains) losses (note 11)	(71)	6	(33)
Inmet litigation expense (note 25)	16	—	59
Changes in operating assets and liabilities:
Accounts receivable	3	(12)	(2)
Inventories	2	32	67
Accounts payable and accrued liabilities	13	(9)	(135)
Current income taxes accrued	54	59	36
Other assets and liabilities	7	(11)	(44)
Cash payments:
Merger and related costs	—	(50)	(13)
Reclamation and closure costs	(25)	(70)	(35)
Income taxes	(111)	(52)	(47)

Other net operating activities	$(64)	$(69)	$33

Cash payments included in operating activities:
Interest, net of amounts capitalized	$44	$57	$24

13.     Investments

Available for sale securities

At December 31	2003		2002

		Unrealized		Unrealized
		Gains (losses)		Gains (losses)
	Fair value	in OCI	Fair value	in OCI

Pension and other defined plans:[1]
Fixed-income debt securities	$6	$—	$7	$—
Equity securities	26	8	23	(6)
Other investments:
Equity securities[2]	95	30	11	—

Total	$127	$38	$41	$(6)

1.     Under various benefit plans for certain former Homestake executives, a portfolio of marketable fixed-income and equity securities are held in a rabbi trust that is used to fund obligations under the plans.

2.     Other investments mainly include an investment in Highland Gold that had a fair value of $57 million at December 31, 2003.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investments, which are all classified as available for sale, are recorded at fair value, with unrealized gains and losses recorded in OCI. The fair value of investments is determined by quoted market prices. We record realized gains and losses in earnings as investments mature or on sale. For purposes of calculating realized gains and losses, we use the average cost of securities sold. We recognize in earnings all unrealized declines in fair value judged to be other than temporary which included losses of $11 million in 2003 (2002 – $nil; 2001 – $nil). During the three years ended December 31, total proceeds from the sale of investments were: 2003 – $7 million; 2002 – $64 million; and 2001 – $24 million.

Gains and losses on investments recorded in earnings

For the years ended
December 31	2003	2002	2001

Realized
Gains	$—	$—	$2
Losses	$(1)	$(4)	$—
Unrealized
Other than temporary losses	$(11)	$—	$—

	$(12)	$(4)	$2

14.     Accounts Receivable, Inventories and Other Current Assets

At December 31	2003	2002

Accounts receivable
Amounts due from customers	$26	$30
Taxes recoverable	10	12
Other	33	30

	$69	$72

Inventories
Gold in process and ore in stockpiles	$99	$100
Mine operating supplies	58	59

	$157	$159

Other current assets
Derivative assets (note 11d)	$154	$37
Prepaid expenses	15	10

	$169	$47

Inventories

We record gold in process, ore in stockpiles and mine operating supplies at average cost, less provisions required to reduce any obsolete or slow-moving inventory to its net realizable value. For gold in process and ore in stockpiles costs capitalized to inventory include: direct and indirect materials and consumables; direct labor; repairs and maintenance; utilities; amortization of capitalized mining costs; and local mine administrative expenses. By-product revenues, royalty expenses and production taxes are included in cost of sales and other operating expenses, but we do not capitalize these items into inventory. We capitalize amortization of mine property, plant and equipment into inventory, but we present this expense separately on the face of our income statement outside of cost of sales. The amount of mine amortization that is capitalized to inventory, but excluded from cost of sales, was $497 million in 2003; $493 million in 2002; and $477 million in 2001.

We classify material as ore in stockpiles when its grade exceeds the cut-off grade used in the determination of quantities of proven and probable reserves. We process ore in stockpiles under a life of mine plan that is intended to optimize use of our known mineral reserves, present plant capacity and pit design. Gold in process and ore in stockpiles excludes $64 million (2002 – $61 million) of stockpiled ore that we do not expect to process in the next 12 months. This amount is included in other assets. The market price of gold can affect the timing of processing of ore in stockpiles.

Our Goldstrike property is the only one that has significant stockpiled ore. The stockpiles consist of two ore types: ore that will require autoclaving, and ore that will require roasting. Stockpiled ore is exposed to the elements, but we do not expect its condition to deteriorate significantly. Processing of roaster ore commenced on start up of the roaster facility in 2000. We are now processing ore from both the autoclave and roaster stockpiles. We expect to fully process the autoclave stockpile by 2009 and the roaster stockpile by 2016.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.     Property, Plant and Equipment

At December 31	2003	2002

Property acquisition and mine development costs	$4,245	$4,222
Buildings, plant and equipment	2,831	2,812

	7,076	7,034
Accumulated amortization	(3,945)	(3,723)

	$3,131	$3,311

a) Property acquisition and mine development costs

We capitalize payments for the acquisition of land and mineral rights. After acquisition, a number of factors affect the recoverability of the cost of land and mineral rights, particularly the results of exploration drilling. The length of time between the acquisition of land and mineral rights and when we undertake exploration work varies based on the prioritization of our exploration projects and the size of our exploration budget. When we establish the existence of proven and probable reserves, we allocate a portion of property acquisition costs to those reserves.

We capitalize mine development costs on our properties after proven and probable reserves have been found. Before finding proven and probable reserves, development costs are considered exploration costs, which are expensed as incurred. For the year ended December 31, 2003, we expensed development costs totaling $18 million at our Veladero Project in Argentina because in accordance with our accounting policy for these costs, we do not capitalize costs incurred until after proven and probable reserves, as defined by United States reporting standards, have been found. Effective October 1, 2003, we determined that the project’s mineral reserves met the definition of proven and probable reserves for United States reporting purposes. Following this determination we began capitalizing mine development costs at the Veladero project prospectively for future periods.

At December 31, 2003, property acquisition and mine development costs included various properties in the exploration or development stage that are not presently being amortized. Details of the carrying amounts for major properties and the years when we expect to put these properties into production and begin amortization are:

	Carrying amount	Expected timing
	at December 31	of production
Property	2003	start up

Veladero	$68	2005
Cowal	49	2006
Alto Chicama	9	2005
Pascua-Lama	200	2008
Exploration properties	213	—

Total	$539

We capitalize financing costs, including interest, relating to mine development costs while development or construction activities at the properties are in progress. Capitalization occurs without restriction to specific borrowings. We stop capitalizing financing costs when the asset or mine is substantially complete and ready for its intended use.

We start amortizing capitalized acquisition and mine development costs when production begins. Amortization is calculated using the units-of-production method based on the estimated recoverable ounces of gold in proven and probable reserves.

Future underground development costs, which are significant, are necessary to enable us to physically gain access to our underground ore bodies, expected to be mined in some cases over the next 25 years. In years prior to 2003 we amortized the aggregate total of historical capitalized costs and estimated future costs using the units of production method over total proven and probable gold mineral reserves. In 2003, we changed our accounting for these costs. This change was made to better match amortization with ounces of gold sold and to remove the inherent uncertainty in estimating future development costs from amortization calculations.

Under our revised accounting policy, costs incurred to access specific ore blocks or areas, and that only provide benefit over the life of that area, are amortized over the gold mineral proven and probable reserves within the specific ore block or area. Infrastructure and other

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

common costs which have a useful life over the entire mine life continue to be amortized over total accessible proven and probable gold mineral reserves of the mine.

b) Buildings, plant and equipment

We record buildings, plant and equipment at purchase or construction cost, including any capitalized financing costs. We amortize them, net of their residual value, using the straight-line method over their estimated useful lives. The longest estimated useful life for buildings and mill equipment is 25 years and for mine equipment is 15 years.

We expense repairs and maintenance expenditures as incurred. We capitalize major improvements and replacements that increase productive capacity or extend the useful life of an asset, and amortize them over the remaining estimated useful life of the related asset.

c) Impairment evaluations

We review and test the carrying amounts of our mineral properties and related buildings, plant and equipment when events or changes in circumstances suggest that the carrying amount may not be recoverable. If we have reason to suspect an impairment may exist, we prepare estimates of future net cash flows that we expect to generate for the related asset or group of assets. Where there is a range of potential outcomes, we use a probability-weighted approach in the estimation of future net cash flows. We group assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For our operating mines, we include all mine property, plant and equipment in one group at each mine for impairment testing purposes. For our development projects and exploration properties, we assess the carrying amount of each property separately on a property-by-property basis.

For our operating mines and development projects, the cash flow estimates are based on:

>	estimated recoverable ounces of gold mainly representing proven and probable mineral reserves. We consider possible reserves where all economic and geo-technical studies are complete and support economic recovery of gold, but where we are awaiting government approvals to allow mining of the material;

>	estimated future commodity prices (considering historical and current prices, price trends and related factors); and

>	expected future operating costs, capital expenditures and unrecorded reclamation and closure expenditures.

Our estimates of production levels and operating costs are based on life of mine plans that are developed to model the expected cash flows from processing our known gold reserves, assuming current plant capacity and current operating costs, but excluding the impact of inflation.

In our most recent impairment assessments we used a future average gold price assumption of $375 per ounce. We also assumed a US dollar foreign exchange rate of $0.67 against the Australian dollar, based on recent market forward currency exchange rates over the periods for which we are estimating future cash flows.

We record a reduction of the assets or group of assets to their estimated fair value as a charge to earnings, if the estimated future net cash flows are less than the carrying amount. We calculate fair value by discounting the estimated future net cash flows using a discount factor. The discount factor is our estimate of the risk-adjusted rate used to determine the fair value of our mining properties in a transaction between willing buyers and sellers.

16.     Capitalized Mining Costs

We charge most mine operating costs to inventory as incurred. However, we capitalize and amortize certain mining costs associated with open-pit deposits that have diverse ore grades and waste-to-ore ton ratios over the mine life. These mining costs arise from the removal of waste rock at our open-pit mines, and we commonly refer to them as “deferred stripping costs.” We charge to inventory amortization of amounts capitalized based on a “stripping ratio” using the units-of-production method.

This accounting method results in the smoothing of these costs over the life of a mine. Instead of capitalizing these costs, some mining companies expense them as incurred, which may result in the reporting of greater

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

volatility in period-to-period results of operations. If we followed a policy of expensing these costs as incurred, then using this alternative policy, our reported cost of sales would have been $37 million lower in 2003 (2002 – $29 million lower, 2001 – $17 million lower).

Capitalized mining costs represent the excess of costs capitalized over amortization recorded, although it is possible that a liability could arise if cumulative amortization exceeds costs capitalized. The carrying amount of capitalized mining costs is grouped with related mining property, plant and equipment for impairment testing purposes.

Average stripping ratios1

For the years ended
December 31	2003	2002	2001

Betze-Post (Goldstrike)	112:1	112:1	98:1
Pierina	48:1	48:1	21:1

1.     The stripping ratio is calculated as the ratio of total tons (ore and waste) of material to be moved compared to total recoverable proven and probable gold reserves.,

The average remaining life of open-pit mine operations where we capitalize these types of mining costs is 8 years. The full amount of costs incurred will be expensed by the end of the mine lives.

17.     Other Assets

At December 31	2003	2002

Ore in stockpiles (note 14)	$64	$61
Taxes recoverable	52	35
Deferred income tax assets (note 21)	59	45
Debt issue costs	11	11
Deferred stock-based compensation (note 23b)	6	5
Prepaid pension asset (note 24d)	—	7
Other	56	73

	$248	$237

18.     Other Current Liabilities

At December 31	2003	2002

Asset retirement obligations (note 20a)	$36	$53
Merger and related costs[1]	1	3
Inmet litigation (note 25)	—	58
Derivative liabilities (note 11d)	3	28
Income taxes payable	—	52
Pension and other post-retirement benefits (notes 20 and 24)	5	9
Current part of long-term debt (note 19)	41	20
Deferred revenue	17	35
Other	2	12

	$105	$270

1.     In 2002, cash payments of merger and related costs totaled $50 million. Other amounts totaling $10 million were settled through pension plan benefit enhancements. Excess accruals totaling $2 million were recorded in 2002 earnings.

19.     Long-Term Debt

At December 31	2003	2002

Debentures	$501	$504
Project financing – Bulyanhulu	174	194
Variable rate bonds	80	80
Capital leases	5	3

	760	781
Current part	(41)	(20)

	$719	$761

Interest expense

For the years ended
December 31	2003	2002	2001

Interest incurred	$49	$59	$67
Less: capitalized	(5)	(2)	(42)

Interest expense	$44	$57	$25

a) Debentures

On April 22, 1997, we issued $500 million of redeemable, non-convertible debentures. The debentures bear interest at 7.5% per annum, payable semi-annually, and mature on May 1, 2007 We entered into interest-rate swap contracts as a fair value hedge of our interest rate risk exposure on $350 million of the debentures,

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

effectively converting them to floating-rate debt instruments (note 11). Under the swaps, we receive fixed-rate interest receipts at 7.5% in exchange for floating-rate interest payments of LIBOR plus a credit spread of 4.0%, which, in 2003, resulted in an effective rate of 6.1%.

b) Project financing – Bulyanhulu

One of our wholly-owned subsidiaries, Kahama Mining Corporation Ltd. in Tanzania, has a limited-recourse amortizing loan for $174 million. We guaranteed the loan until completion, which occurred in March 2003. After completion, the loan became non-recourse. The loan is insured for political risks equally by branches of the Canadian government and the World Bank. The interest rate, inclusive of political risk insurance premiums, is LIBOR plus 2.6% before completion, and increased after completion to about LIBOR plus 3.6%. The effective interest rate for 2003, including amortization of debt-issue costs and political risk insurance, was 77% (2002 – 72%, 2001 – 73%). The effective interest rate includes payments made under a receive-floating, pay-fixed interest-rate swap which matches the loan principal over the term to repayment.

Scheduled repayments for each of the next five years are: 2004 – $24 million, 2005 – $31 million, 2006 -$34 million, 2007 – $34 million, 2008 – $34 million, and 2009 – $17 million.

c) Variable rate bonds

Certain of our wholly-owned subsidiaries have issued variable-rate, tax-exempt bonds of $17 million (due 2004), $25 million (due 2029) and $38 million (due 2032) for a total of $80 million. We pay interest monthly on the bonds based on variable short-term, tax-exempt obligation rates. The average interest rate for 2003 was 1.1% (2002 – 1.4%). No principal repayments are due until cancellation, redemption or maturity.

d) Credit facilities

We have a credit and guarantee agreement with a group of banks (the “Lenders”), which requires the Lenders to make available to us a credit facility of up to $1 billion or the equivalent amount in Canadian currency. We extended the Credit Agreement on March 28, 2003 for one year from April 2007 to April 2008. The Credit Agreement, which is unsecured, matures in April 2008 and has an interest rate of LIBOR plus 0.27% to 0.35% when used, and an annual fee of 0.08%. We have not drawn any amounts under the Credit Agreement.

20.     Other Long-Term Obligations

At December 31	2003	2002

Asset retirement obligations	$282	$249
Pension benefits[1] (note 24d)	48	55
Other post-retirement benefits	26	28
Derivative liabilities (note 11d)	70	58
Restricted stock units (note 23b)	10	7
Other	133	131

	$569	$528

1.     Includes additional minimum liability of $7 million (see note 24d)

a) Asset retirement obligations

2003

At January 1	$334
Changes in cash flow estimates (note 2b)	10
Settlements	(43)
Accretion expense	17

At December 31	318
Current part	(36)

$282

Our mining, processing, exploration and development activities are subject to various government controls and regulations relating to protection of the environment, including requirements for the closure and reclamation of mining properties.

Effective January 1, 2003, we adopted FAS 143 and changed our accounting policy for reclamation and closure costs. Prior to the adoption of FAS 143, we accrued estimated reclamation and closure costs over the life of our mines using the units of production method based on recoverable ounces of gold contained in proven and probable reserves. Under FAS 143, if a liability meets the definition of an asset retirement obligation, then it is accounted for in accordance with

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the principles of FAS 143. Other reclamation and closure costs that are not asset retirement obligations are expensed as incurred (see note 6).

Through the construction and normal operation of our mining property, plant and equipment, asset retirement obligations are incurred. We record the fair value of a liability for an asset retirement obligation when it is incurred. When the liability is initially recorded, we capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is increased to reflect an interest element (accretion expense) considered in the initial measurement at fair value. The capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, we record a gain or loss if the actual cost incurred is different than the liability recorded.

We estimate that the present value of asset retirement obligations under present environmental regulations was $318 million at December 31, 2003. The major parts of this $318 million estimate are for: tailing and heap leach pad closure/rehabilitation – $ 105 million; demolition of buildings/mine facilities – $30 million; ongoing water treatment – $76 million; ongoing monitoring and care and maintenance – $28 million; and other costs – $79 million.

b) Other post-retirement benefits

We provide post-retirement medical, dental, and life insurance benefits to certain employees. We use the corridor approach in the accounting for post-retirement benefits, under which all actuarial gains and losses resulting from variances between actual results and economic estimates or actuarial assumptions are deferred. We amortize the deferred amounts when the net gains or losses exceed 10% of the accumulated post-retirement benefit obligation at the beginning of the year. The amortization period is the average remaining life expectancy of participants. For 2003, we recorded a benefit expense of $nil (2002 – $nil, 2001 – $2 million credit).

We have assumed a health care cost trend of 6.5% in 2003, 7% in 2002 and 7.5% in 2001, decreasing ratability to 5% in 2006 and thereafter. The assumed health care cost trend had a minimal effect on the amounts reported. A one percentage point change in the assumed health care cost trend rate at December 31, 2003 would have increased the post-retirement obligation by $3 million or decreased the post-retirement benefit obligation by $2 million and would have had no significant effect on the benefit expense for 2003.

Expected future benefit payments

For the year ending December 31
2004	$2
2005	2
2006	2
2007	2
2008	2
2009-2013	8

21.     Deferred Income Taxes

Net deferred income tax liabilities

At December 31	2003	2002[1]

Assets
Operating loss carry forwards	$398	$389
Reclamation and closure costs	82	82
Property, plant and equipment	3	50
Post-retirement benefit plan obligations	21	46
Alternative minimum tax credit carry forwards	120	110
Other	58	43

Gross deferred tax assets	682	720
Valuation allowances	(394)	(433)

Net deferred tax assets	288	287
Liabilities
Property, plant and equipment	(361)	(381)
Other	(98)	(16)

	$(171)	$(110)

Net deferred ncome tax liabilities consist of:
Non-current assets (note 17)	59	45
Non-current liabilities	(230)	(155)

	$(171)	$(110)

1. Reclassified to conform with current presentation.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

a) Recognition and measurement

We recognize deferred income tax assets and liabilities for the future tax consequences of temporary differences between the carrying amounts of assets and liabilities in our balance sheet and their tax bases. We measure deferred income tax assets and liabilities using enacted rates that apply to the years when we expect to recover or settle the temporary differences. Our income tax expense or recovery includes the effects of changes in our deferred income tax assets and liabilities. We reduce deferred income tax assets by a valuation allowance if we decide it is more likely than not that some or all of the assets will not be realized.

We measure and recognize deferred income tax assets and liabilities based on: our interpretation of relevant tax legislation; our tax planning strategies; estimates of the tax bases of individual assets and liabilities; and the deductibility of expenditures for income tax purposes. We will recognize the effects of changes in our assessment of these estimates and factors when they occur.

Deferred income taxes have not been provided on the undistributed earnings of foreign subsidiaries, which are considered to be reinvested indefinitely outside Canada. The determination of the unrecorded deferred income tax liability is not considered practicable.

Operating loss carry forwards amount to $1,535 million, of which $973 million do not expire and $562 million expire at various times over the next 20 years. Alternative minimum tax credit carry forwards amount to $120 million and do not expire.

Our income tax returns for the major jurisdictions where we operate have been fully examined through the following years: Canada – 1999, United States – 2001 and Peru – 2000. Other than the matter of interest and penalties associated with the Peruvian tax assessment, we are not aware of any tax matters outstanding in any country in which we operate that could potentially have a material adverse effect on our financial position or results of operations.

b) Valuation allowances

Because we operate in multiple tax jurisdictions, we consider the need for a valuation allowance on a country-by-country basis, taking into account the effects of local tax law. When a valuation allowance is not recorded, we believe that there is sufficient positive evidence to support a conclusion that it is more likely than not that the asset will be realized. When facts or circumstances change, we record an adjustment to a valuation allowance to reflect the effects of the change. The main factors that affect the amount of a valuation allowance are:

› expected levels of future taxable income;

› opportunities to implement tax plans that affect whether tax assets can be realized; and

› the nature and amount of taxable temporary differences.

Levels of future taxable income are affected by, among other things, prevailing gold prices; cash operating costs; changes in proven and probable gold reserves; and changes in interest rates and foreign currency exchange rates. It is reasonably possible that circumstances could occur resulting in a material change in the valuation allowances.

c) Peruvian tax assessment

One of our Peruvian subsidiaries received a revised income tax assessment of $32 million, excluding interest and penalties, from the Peruvian tax authority, SUNAT. The tax assessment related to a tax audit of our Pierina Mine for the 1999 and 2000 fiscal years. The assessment mainly relates to the revaluation of the Pierina mining concession for the purpose of determining its tax basis. Under the valuation proposed by SUNAT, the tax basis of the Pierina assets would change from what we previously assumed with a resulting increase in current and deferred income taxes. We believe that the tax assessment is incorrect and we are appealing the decision. The full life of mine effect on our current and deferred income tax liabilities was fully recorded at December 31, 2002, as well as other payments of about $21 million due for periods through 2003. The case is pending before Peru’s Tax Court. If the case is not resolved in our favor, we intend to pursue all available remedies, including judicial appeals. If we are successful and our original

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

valuation is confirmed as the appropriate tax basis of the Pierina assets, we would benefit from a $141 million reduction in current and deferred tax liabilities. The effect of this contingent gain, if any, will be recorded in the period the contingency is resolved.

In the event of an unfavorable Tax Court ruling, Peruvian law is unclear with respect to whether it is necessary to make payment of the disputed current taxes for the years covered by the tax assessment, pending the outcome of an appeal process, a process which can take several years. The amount of current income taxes that is potentially payable is $80 million. In the event of an unfavorable Tax Court ruling, we will consider taking all available action to prevent payment of the amount in dispute until the appeal process is complete.

We have not provided for $57 million of potential interest and penalties on the income tax assessed in the audit. Even if the tax assessment is upheld, we believe that we will prevail on the interest and penalties part, because the assessment runs counter to applicable law and previous Peruvian tax audits. The potential amount of interest and penalties will continue to increase over time while we contest the tax assessment. A liability for interest and penalties will only be recorded should it become probable that SUNAT’s position on interest and penalties will be upheld, or if we exhaust our available remedies.

22.     Capital Stock

a) Authorized capital

Our authorized capital stock includes an unlimited number of common shares (issued 535,250,227 shares), 9,764,929 First preferred shares, Series A (issued nil); 9,047,619 Series B (issued nil); 1 Series C special voting share (issued 1); and 14,726,854 Second preferred shares Series A (issued nil).

b) Share repurchase program

During the year ended December 31, 2003, we repurchased 8.75 million common shares for $154 million, at an average cost of $17.56 per share. This resulted in a reduction of common share capital by $67 million, and an $87 million charge (being the difference between the repurchase cost and the average historic book value of shares repurchased) to retained earnings.

c) Barrick Gold Inc. (“BGI”) Exchangeable Shares

In connection with a 1998 acquisition, BGI, formerly Homestake Canada Inc., issued 11.1 million BGI exchangeable shares. Each BGI exchangeable share is exchangeable for 0.53 of a Barrick common share at any time at the option of the holder and has essentially the same voting, dividend (payable in Canadian dollars), and other rights as 0.53 of a Barrick common share. BGI is a subsidiary that holds our interest in the Hemlo and Eskay Creek Mines.

At December 31, 2003, 1.5 million (2002 – 1.6 million) BGI exchangeable shares were outstanding, which are equivalent to 0.8 million Barrick common shares (2002 – 0.8 million common shares). The equivalent common share amounts are reflected in the number of common shares outstanding.

At any time on or after December 31, 2008, or when fewer than 1.4 million BGI exchangeable shares are outstanding, we have the right to require the exchange of each outstanding BGI exchangeable share for 0.53 of a Barrick common share. While there are exchangeable shares outstanding, we are required to present summary consolidated financial information relating to BGI for holders of exchangeable shares.

Summarized financial information for BGI

For the years ended December 31	2003	2002	2001

Total revenues and other income	$226	$203	$175
Less: costs and expenses	245	191	281

Income (loss) before taxes	$(19)	$12	$(106)

Net loss	$(38)	$(1)	$(84)

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31	2003	2002

Assets
Current assets	$72	$91
Non-current assets	233	236

	$305	$327

Liabilities and shareholders’ equity
Other current liabilities	20	75
Intercompany notes payable	546	407
Other long-term liabilities	11	18
Deferred income taxes	67	122
Shareholders’ equity	(339)	(295)

	$305	$327

d) Dividends

In 2003, we declared and paid dividends in US dollars totaling $0.22 per share (2002 – $0.22 per share, 2001 – $0.22 per share).

23.     Employee Stock-Based Compensation

a) Common stock options

We have a stock option plan for selected employees. At December 31, 2003, 24 million common stock options were outstanding, expiring at various dates to December 7, 2013. The exercise price of the options is set at our closing share price on the day before the grant date. They vest over four years at a rate of one quarter each year, beginning in the year after granting, and are exercisable over 10 years. At December 31, 2003, 1 million (2002 – 5 million, 2001 – 9 million) common shares, in addition to those currently outstanding, were available for granting options.

Besides the common stock options in the table below, we are obliged to issue about 0.5 million common shares (2002 – 0.5 million common shares) in connection with outstanding stock options assumed as part of a business combination in 1999. These options have an average exercise price of C$19.70 (2002 – C$19.68) and an average remaining term of two years.

Stock option activity (shares in millions)

	2003		2002		2001
	Shares	Average	Shares	Average	Shares	Average
	(number)	price	(number)	price	(number)	price

C$ options
At January 1	19		19		22
Granted	5	$28.61	6	$24.71	1	$24.32
Exercised	(1)	$23.99	(4)	$24.79	–
Cancelled or expired	(1)	$27.95	(2)	$33.99	(4)	$29.66

At December 31	22		19		19

US$ options
At January 1	3		6		4
Granted	–		–		2	$9.03
Exercised	(1)	$13.07	(2)	$11.99	–
Cancelled or expired	–		(1)	$25.10	-

At December 31	2		3		6

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock options outstanding (shares in millions)

	Outstanding			Exercisable

Range of	Shares	Average	Average life	Shares	Average
exercise prices	(number)	price	(years)	(number)	price

C$ options
$22.08 - $31.05	20	$26.29	8	9	$26.11
$32.32 -$43.20	2	39.26	3	2	$39.55

	22		7	11

US $ options
$8.96 -$17.68	1	$12.40	6	1	$13.57
$17.75 - $40.66	1	$26.30	3	1	$26.30

	2		5	2

Under APB 25, we recognize compensation cost for stock options in earnings based on the excess, if any, of the quoted market price of the stock at the grant date of the award over the option exercise price. Generally, the exercise price for stock options granted to employees equals the fair market value of our common stock at the date of grant, resulting in no compensation cost.

FASB Statement No. 123 (Accounting for Stock-Based Compensation) (FAS 123) encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans based on the fair value of options granted. We have elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (Accounting for Stock Issued to Employees) (APB 25) and its related interpretations, and to provide disclosures of the pro forma effects of adoption had we recorded compensation expense under the fair value method.

Option value information

For the years ended December 31
(per share and option amounts in dollars)	2003	2002	2001

Fair value per option	$8.50	$6.40	$5.10
Valuation assumptions:
Expected option term (years)	6	6	10
Expected volatility	40%	40%	30%
Expected dividend yield	1.0%	1.4%	1.4%
Risk-free interest rate	4.5%	5.0%	5.5%

Pro forma effects
Net income, as reported	$200	$193	$96
Stock-option expense	(24)	(21)	(31)

Pro forma net income	$176	$172	$65

Net income per share:
As reported[1]	$0.37	$0.36	$0.18
Pro forma[1]	$0.33	$0.32	$0.12

1. Basic and diluted.

b) Restricted stock units

In 2001, we put in place a restricted stock unit incentive plan (RSU Plan) for selected employees. Under the RSU Plan, a participant is granted a number of RSUs, where each unit has a value equal to one Barrick common share at the time of grant. Each RSU, which vests and will be paid out on the third anniversary of the date of

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

grant, has a value equivalent to the market price of a Barrick common share. RSUs are recorded at their fair value on the grant date, with a corresponding amount recorded as deferred compensation that is amortized on a straight-line basis over the vesting period. Changes in the fair market value of the units during the vesting period are recorded, with a corresponding adjustment to the carrying amount of deferred compensation. Compensation expense for the year ended December 31, 2003 was $4 million (2002 – $3 million). At December 31,2003, the weighted average remaining contractual life was 1.6 years, and the fair value of outstanding RSUs was $10 million (included in other long-term obligations).

RSU activity

		Fair value
	RSUs	per unit
	(in thousands)	(in dollars)

Balance at December 31, 2000	—	$—
Granted	515	15.49

Balance at December 31, 2001	515	$15.95
Cancelled	(30)	19.74
Dividends	4	17.45

Balance at December 31, 2002	489	$15.41
Cancelled	(171)	16.62
Granted	130	21.92
Dividends	4	19.82

Balance at December 31, 2003	452	$22.71

24.     Pension Plans

a) Defined contribution pension plans

Certain employees take part in defined contribution employee benefit plans. We also have a retirement plan for certain officers of the Company, under which we contribute 15% of the officer’s annual salary and bonus. Our share of contributions to these plans, which is expensed in the year it is earned by the employee, was $15 million in 2003, $12 million in 2002 and $12 million in 2001.

b) Defined benefit pension plans

We have various qualified defined benefit pension plans that cover certain of our United States employees and provide benefits based on employees’ years of service. Our policy for these plans is to fund, at a minimum, the amounts necessary on an actuarial basis to provide enough assets to meet the benefits payable to plan members under the Employee Retirement Income Security Act of 1974. Independent trustees administer assets of the plans, which are invested mainly in fixed-income securities and equity securities.

As well as the qualified plans, we have nonqualified defined benefit pension plans covering certain employees and a director of the Company. An irrevocable trust (“rabbi trust”) was set up to fund these plans. The fair value of assets held in this trust, which mainly includes investments, was $32 million (2002 – $31 million), are recorded in our consolidated balance sheet and accounted for under our accounting policies for such assets.

Actuarial gains and losses arise when the actual return on plan assets for a period differs from the expected return on plan assets for that period, and when actual experience causes the expected and actuarial accrued benefit obligations to differ at the end of the year. We amortize actuarial gains and losses over the average remaining life expectancy of participants.

Pension expense

For the years ended December 31	2003	2002	2001

Expected return on plan assets	$(11)	$(17)	$(21)
Service cost for benefits earned	—	3	4
Interest cost on benefit obligation	14	16	16
Prior service cost	—	—	1
Actuarial gains	—	(1)	(2)
Special termination charges[1]	—	—	39
Effect of curtailments/settlements	1	1	(4)

	$4	$2	$33

1.     In 2001, the planned closure of certain mine sites caused some terminated employees at the sites to receive extra pension entitlements. As well, certain employees with change of control clauses in their employment agreements became entitled to enhanced pension benefits on the closing of the merger. We recorded a charge of $39 million included in merger and related costs to reflect the impact of these events.

BARRICK Annual Report 2003

c) Pension plan asset information

Fair value of plan assets

For the years ended December 31	2003	2002

Balance at January 1	$170	$235
Actual return on plan assets	19	(2)
Company contributions	8	7
Benefits paid	(31)	(70)

Balance at December 31	166	170

Funded status[1]	$(55)	$(57)
Unrecognized net actuarial losses	11	9

Net benefit liability recognized	$(44)	$(48)

As of December 31	2003	2002

Composition of plan assets:
Equity securities	$66	$41
Debt securities	100	129

	$166	$170

1. Represents the fair value of plan assets less projected benefit obligations. Plan assets exclude investments held in a rabbi trust that are recorded separately on our balance sheet under Investments (fair value $32 million at December 31, 2003). In the year ending December 31, 2004 we expect to make further contributions totaling about $3 million to our defined benefit pension plans to address the funding status of the plans.

Investment strategy

We employ a total return investment approach, whereby a mix of equities and fixed-income investments are used to maximize the long-term return of plan assets. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Our overall expected long-term rate of return on assets is the actuarial assumption rate of 7%. Risk is diversified through a blend of equity and fixed income investments. Furthermore, equity investments are diversified across geography and market capitalization in US large cap stocks, US small cap stocks, and international securities. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

Assumed rate of return on plan assets

We employ a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed income investments are preserved congruent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined.

d) Benefit obligations

Project benefit obligation (PBO)

For the years ended December 31	2003	2002

Balance at January 1	$227	$279
Service cost for benefits earned	—	3
Interest cost on benefit obligation	14	16
Actuarial (gains) losses	11	(1)
Benefits paid	(31)	(70)

Balance at December 31	$221	$227

For the year ended December 31, 2003 we used a measurement date of December 31, 2003 to calculate the accumulated benefit obligations.

Expected future benefit payments

For the year ending December 31
2004	$15
2005	16
2006	16
2007	18
2008	18
2009 - 2013	$94

BARRICK Annual Report 2003

Pension plans where accumulated benefit obligation (ABO) exceeds the fair value of plan assets

At December 31	2003	2002

Projected benefit obligation	$221	$193
ABO	$217	$193
Fair value of plan assets	$166	$132

Total recorded benefit asset (liability)

At December 31	2003	2002

Prepaid pension asset	$—	$7
Accrued benefit plan liability
Current	(3)	(7)
Non-current	$(41)	(48)

Net benefit plan liability
Additional	$(44)	$(48)
minimum liability – non-current (note 10)	(7)	(7)

	$(51)	$(55)

e) Actuarial assumptions

				Sensitivity analysis[1]

				Effect on	Effect on
For the years ended December 31	2003	2002	2001	ABO	earnings

Discount rate
For benefit obligations	6.25%	6.50%	6.75%	$23	N/A
For net pension cost	6.50%	6.75%	7.25%	N/A	$—
Expected return on plan assets	7.00%	8.50%	8.50%	N/A	$2
Compensation increases	5.00%	5.00%	5.00%	N/A	N/A

1. Effect of a one-percent decrease

In 2003, we reduced the assumed rate of return on pension plan assets from 8.5% to 7% to reflect our revised expectations for long-term returns based on recent experience and considering the mix of plan assets and our investment strategy.

25.     Contingencies and Commitments

a) Contingencies, litigation and claims

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. Management and, where appropriate, legal counsel, assess such contingent liabilities, which inherently involves an exercise of judgment.

In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, the Company and its legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency suggests that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the financial statements. If the assessment suggests that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent loss, together with an estimate of the range of possible loss, if determinable, are disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case we disclose the nature of the guarantee.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Inmet litigation

In October 1997, Barrick Gold Inc. (“BGI”), a wholly-owned subsidiary of Barrick, entered into an agreement with Inmet Mining Corporation (“Inmet”) to purchase the Troilus mine in Quebec for $110 million plus working capital. In December 1997, BGI terminated the agreement after deciding that, on the basis of due diligence studies, conditions to closing the arrangement would not be satisfied. In February 1998, Inmet filed suit against BGI in the British Columbia (“B.C.”) Supreme Court disputing the termination of the agreement and alleging that BGI had breached the agreement. In January 2002, the Court released its decision in the matter and found in favor of Inmet. The Court awarded Inmet equitable damages of C$88.2 (US$59) million, which was recorded as an expense in 2001. The Court did not award Inmet pre-judgment interest. Inmet made a request to the Court to re-open the trial to make submissions on its claim for pre-judgment interest, which was denied in May 2002. In February 2002, BGI filed a Notice of Appeal with the B.C. Court of Appeal, and Inmet filed a Cross-Appeal of the decision regarding pre-judgment interest. In November 2003, the B.C. Court of Appeal dismissed the appeal made by BGI, and also awarded Inmet pre-judgment interest. In November 2003, BGI paid Inmet C$111 million (US$86 million), in full settlement of the lawsuit. The settlement resulted in a further expense of US$14 million in fourth quarter 2003, combined with post-judgment interest of $2 million in the first nine months of 2003.

Bre-X Minerals

On April 30, 1998, we were added as a defendant in a class action lawsuit initiated against Bre-X Minerals Ltd., certain of its directors and officers or former directors and officers and others in the United States District Court for the Eastern District of Texas, Texarkana Division. The class action alleges, among other things, that statements made by us in connection with our efforts to secure the right to develop and operate the Busang gold deposit in East Kalimantan, Indonesia were materially false and misleading and omitted to state material facts relating to the preliminary due diligence investigation undertaken by us in late 1996.

On July 13, 1999, the Court dismissed the claims against us and several other defendants on the grounds that the plaintiffs had failed to state a claim under United States securities laws. On August 19, 1999, the plaintiffs filed an amended complaint restating their claims against us and certain other defendants and on June 14, 2000 filed a further amended complaint, the Fourth Amended Complaint.

On March 31, 2001, the Court granted in part and denied in part our Motion to Dismiss the Fourth Amended Complaint. As a result, we remain a defendant in the case. We believe that the remaining claims against us are without merit. We filed our formal answer to the Fourth Amended Complaint on April 27, 2001 denying all relevant allegations of the plaintiffs against us. Discovery in the case has been stayed by the Court pending the Court’s decision on whether or not to certify the case as a class action. The amount of potential loss, if any, which we may incur arising out of the plaintiffs’ claims is not presently determinable.

On March 31, 2003, the Court denied all of the Plaintiffs’ motions to certify the case as a class action. Plaintiffs have not filed an interlocutory appeal of the Court’s decision denying class certification to the Fifth Circuit Court of Appeals. On June 2, 2003, the Plaintiffs submitted a proposed Trial and Case Management Plan, suggesting that the Plan would cure the defects in the Plaintiffs’ motions to certify the class. The Court has taken no action with respect to the proposed Trial and Case Management Plan. The Plaintiffs’ case against the Defendants may now proceed in due course, but not on behalf of a class of Plaintiffs but only with respect to the specific claims of the Plaintiffs named in the lawsuit. Having failed to certify the case as a class action, we believe that the likelihood of any of the named Defendants succeeding against Barrick with respect to their claims for securities fraud is remote.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Blanchard complaint

On January 7, 2003, we were served with a Complaint for Injunctive Relief by Blanchard and Company, Inc. (“Blanchard”), and Herbert Davies (“Davies”). The complaint, which is pending in the US District Court for the Eastern District of Louisiana, also names J.P. Morgan Chase & Company (“J.P. Morgan”) as a defendant, along with an unspecified number of additional defendants to be named later. The complaint, which has been amended several times, alleges that we and bullion banks with which we entered into spot deferred contracts have manipulated the price of gold, in violation of US antitrust laws and the Louisiana Unfair Trade Practices and Consumer Protection Law. Blanchard alleges that it has been injured as a seller of gold due to reduced interest in gold as an investment. Davies, a customer of Blanchard, alleges injury due to the reduced value of his gold investments. The complaint seeks damages and an injunction terminating certain of our trading agreements with J.P. Morgan and other bullion banks. In September 2003 the Court issued an Order granting in part and denying in part Barrick’s motions to dismiss this action. Discovery has commenced in the case and a trial date has been tentatively set for February 2005. We intend to defend the action vigorously.

Wagner complaint

On June 12, 2003, a complaint was filed against Barrick and several of its current or former officers in the US District Court for the Southern District of New York. The complaint is on behalf of Barrick shareholders who purchased Barrick shares between February 14, 2002 and September 26, 2002. It alleges that Barrick and the individual defendants violated US securities laws by making false and misleading statements concerning Barrick’s projected operating results and earnings in 2002. The complaint seeks an unspecified amount of damages. Several other complaints, making the same basic allegations against the same defendants, were filed by other parties on behalf of the same proposed class of Barrick shareholders. In September the cases were consolidated into a single action in the Southern District of New York. The plaintiffs filed a Consolidated and/or Amended Complaint on November 5, 2003. On January 14, 2004 Barrick filed a motion to dismiss the Wagner complaint. We intend to defend the action vigorously.

Other

From time to time, we are involved in various claims, legal proceedings and complaints arising in the ordinary course of business. We are also subject to reassessment for income and mining taxes for certain years. We do not believe that adverse decisions in any pending or threatened proceedings related to any potential tax assessments or other matters, or any amount which we may be required to pay by reason thereof, will have a material adverse effect on our financial condition or future results of operations.

b) Commitments

Our mining and exploration activities are subject to various federal, provincial and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. We conduct our operations so as to protect public health and the environment, and we believe that our operations are materially in compliance with all applicable laws and regulations. We have made, and expect to make in the future, expenditures to meet such laws and regulations.

We have entered into various commitments in the ordinary course of business, including commitments to perform assessment work and other obligations necessary to maintain or protect our interests in mining properties, financing and other obligations to joint ventures and partners under venture and partnership agreements, and commitments under federal and state/provincial environmental, health and safety permits.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

26.     Fair Value of Financial Instruments

Fair value is defined as the value at which positions could be closed out or sold in a transaction with a willing and knowledgeable counterparty over a period of time consistent with our risk management or investment strategy.

The accounting for an asset or liability may differ based on the type of instrument and/or its use in a risk management or investing strategy. The measurement approaches used in financial statements include the following:

>	recorded at fair value on the balance sheet with changes in fair value recorded each period in earnings;

>	recorded at fair value on the balance sheet with changes in fair value recorded each period in a separate component of shareholders’ equity and as part of other comprehensive income;

>	recorded at cost (less other-than-temporary impairments) with changes in fair value not recorded in the financial statements but disclosed in the notes thereto; or

>	recorded at the lower of cost or market.

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on internally developed models that primarily use market-based or independent information as inputs. These methods may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.

Fair value information

At December 31	2003		2002
	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value
Financial assets
Cash and equivalents[1]	$970	$970	$1,044	$1,044
Accounts receivable[1]	69	69	72	72
Available for sale securities[2]	127	127	41	41
Derivative assets[3]	410	410	115	115

	$1,576	$1,576	$1,272	$1,272

Financial liabilities
Accounts payable[1]	$245	$245	$213	$213
Long-term debt[4]	760	841	781	858
Derivative liabilities[3]	73	73	86	86

	$1,078	$1,159	$1,080	$1,157

1. Fair values of cash and equivalents, accounts receivable and accounts payable approximate their carrying amounts due to their short-term nature and generally negligible credit losses.

2. Our investment in debt and equity securities are recorded at their estimated fair value. Quoted market prices, when available, are used to determine fair value. If quoted market prices are not available, then fair values are estimated by using quoted prices of instruments with similar characteristics or discounted cash flows.

3. The fair value for derivative instruments is determined based on liquid market pricing as evidenced by exchange traded prices, broker-dealer quotations or related input factors which assume all counterparties have the same credit rating.

4. The fair value of long-term debt is based on current market interest rates, adjusted for our credit quality.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

27.     Joint Ventures

Our major interests in joint ventures are our 50% interest in the Kalgoorlie Mine in Australia; our 50% interest in the Round Mountain Mine in the United States; and our 50% interest in the Hemlo Mine in Canada.

Summary financial information for joint ventures (100%)

Income statement and cash flow information

For the years ended
December 31	2003	2002	2001
Revenues	$775	$650	$578
Costs and expenses	638	582	522

Net income	$137	$68	$56

Operating activities[1]	$127	$175	$163
Investing activities[1]	$(60)	$(54)	$(78)
Financing activities[1]	$—	$—	$—

1. Net cash inflow (outflow)

Balance sheet information

At December 31	2003	2002
Assets
Inventories	$99	$46
Property, plant and equipment	543	553
Other assets	64	79

	$706	$678

Liabilities
Current liabilities	$77	$116
Long-term obligations	104	67

	$181	$183

28.     Differences from Canadian Generally Accepted Accounting Principles

These consolidated financial statements have been prepared in accordance with US GAAP. A reconciliation of our income statement and balance sheet between US GAAP and Canadian GAAP is presented below together with a description of the significant measurement differences affecting these financial statements.

a) Business combinations

The acquisitions of Sutton Resources (“Sutton”) and Homestake Mining Company (“Homestake”), which were accounted for using the pooling-of-interests method under US GAAP, were accounted for as a purchase under Canadian GAAP. Under US GAAP, the assets, liabilities and shareholders’ equity of Sutton and Homestake were combined with the Company’s own recorded amounts. Comparative figures were restated for all periods presented prior to the acquisitions to include the combined statements of income and balance sheets of the merged entities adjusted to conform to our US GAAP accounting policies. Under Canadian GAAP, rules which existed at the time of the Sutton and Homestake acquisitions prior to the effective date of CICA 1581 Business Combinations, allowed for two possible accounting methods, the purchase method or the pooling-of-interests method. The selection of the method of accounting used for business combinations under the previous rules depended upon whether or not one of the combining companies could be identified as an acquirer. In situations where voting shares were issued or exchanged to effect the combination, factors relating to control over the resultant combined company were considered. Under those previous rules, due to the fact that the Barrick shareholders (as a group) held more than 50% of the voting shares of the combined company after the acquisitions of Sutton and Homestake, Barrick was identified as the acquirer, thereby requiring the purchase method to be used under Canadian GAAP. The application of the purchase method under Canadian GAAP required that identifiable assets and liabilities of the acquired entity be recorded at fair values at the date of acquisition, with any excess purchase price allocated to goodwill. This resulted in certain assets and liabilities being recorded at different carrying amounts under Canadian GAAP compared with US GAAP. These differences arise because the fair values at the date of acquisition differed from historic cost, which is the basis of accounting under the pooling-of-interests method under US GAAP. The assets and liabilities most significantly affected are: property, plant and equipment, intangible assets, inventories, goodwill and obligations recorded for reclamation and closure costs.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

b) Exploration and development expenditures

For Canadian GAAP purposes we capitalize mine development costs on our properties after proven and probable reserves have been found. We also capitalize costs on properties where we have found non-reserve material that does not meet all the criteria required for classification as proven or probable reserves. Management’s determination as to whether the existence of non-reserve material should result in the capitalization of costs or the material should be included in the amortization and recoverability calculations is based on various factors, including, but not limited to: the existence and nature of known mineralization; the location of the property (for example, whether the presence of existing mines and ore bodies in the immediate vicinity increases the likelihood of development of a mine on the property); the existence of proven and probable reserves on the property; whether the ore body is an extension of an existing producing ore body on an adjacent property; the results of recent drilling on the property; and the existence of a feasibility study or other analysis to demonstrate that the ore is commercially recoverable. Under US GAAP, exploration and development expenditures incurred on properties where mineralization has not been classified as a proven and probable reserve under SEC rules are expensed as incurred. Accordingly, certain expenditures are capitalized for Canadian GAAP purposes but expensed under US GAAP.

c) Amortization of property, plant and equipment

Under Canadian GAAP, amortization of property, plant and equipment using the units-of-production method is calculated using historical capitalized costs plus future underground mine development costs for a whole mine and proven and probable mineral reserves and non-reserve material for the whole mine (when sufficient objective evidence exists to support a conclusion that it is probable the non-reserve material will be produced). For US GAAP purposes, amortization is calculated using historical capitalized costs incurred to access specific ore blocks or areas and only proven and probable reserves within the specific block or area; infrastructure and other common costs which have a useful life over the entire mine are amortized over total accessible proven and probable reserves of the mine. These different methods result in a different rate of amortization for Canadian GAAP. In addition, where differences exist in the carrying amounts of property, plant and equipment between US GAAP and Canadian GAAP, due to the historic effects of the application of GAAP to these items (for example, arising from differences in business combinations accounting, capitalization of exploration expenditures, and accounting for asset retirement obligations), this also results in a difference in the amount of amortization expense.

d) Amortization of intangible assets

In our Canadian GAAP financial statements we have certain intangible assets that arose from the application of purchase accounting. These assets are not present in our US GAAP financial statements. Under Canadian GAAP, we amortize the carrying amounts of mining rights for proven and probable reserves as gold is produced using the units of production method based on the estimated recoverable ounces in proven and probable reserves. Amortization of the carrying amounts of mining rights for mineralized material commences when the mineralized material is converted into proven and probable reserves. Intangible assets recorded under Canadian GAAP are tested for impairment using the same method that is applied to property, plant and equipment under Canadian GAAP.

e) Goodwill

Under Canadian GAAP, on the acquisition of Homestake, goodwill was identified and was allocated to reporting units by preparing estimates of the fair value of each reporting unit and comparing this amount to the fair value of assets and liabilities (including intangibles) in the reporting unit.

We test goodwill for impairment annually in the fourth quarter of our fiscal year. This impairment assessment involves estimating the fair value of each reporting unit that includes goodwill. We compare this fair value to the total carrying amount of the reporting unit (including goodwill). If the fair value exceeds this carrying amount, we consider that goodwill is not impaired. If the fair

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

value is less than this carrying amount, then we estimate the fair values of all identifiable assets and liabilities in the reporting unit, and compare this net fair value of assets less liabilities to the estimated fair value of the entire reporting unit. The difference represents the fair value of goodwill, and if necessary, we reduce the carrying amount of goodwill to this fair value.

f) Future income taxes

In accordance with Canadian GAAP, we implemented CICA Handbook Section 3465, (Future income taxes) in 2000. Prior to the adoption of this standard, Canadian GAAP did not require recognition of the tax effects of temporary timing differences arising from acquisitions. Under US GAAP, acquisitions occurring prior to January 1, 2000 have been accounted for by grossing up assets and deferred tax liabilities for the underlying tax effect of treating the purchase consideration allocated to assets acquired that is not tax deductible as a temporary taxable timing difference.

Under the transition provisions of CICA 3465, the recorded amounts of assets acquired were not restated to reflect differences in their carrying amounts at acquisition for tax and accounting purposes. Consequently, under Canadian GAAP, property, plant and equipment was $190 million lower and future income tax liabilities were $94 million higher than the amounts recorded under US GAAP.

Where assets and liabilities are recorded at different carrying amounts for US GAAP and Canadian GAAP, due to differences in the accounting policies that affect these assets and liabilities, a difference also arises in the amount of temporary timing differences that give rise to deferred tax assets and liabilities. Consequently, the amounts of deferred tax assets and liabilities recorded under US GAAP differ from the amounts of future income taxes recorded under Canadian GAAP.

g) Impairment evaluations for long-lived assets

In accordance with US GAAP, financing costs are excluded from the evaluation of long-lived assets for impairment purposes. Under Canadian GAAP, financing costs are included, but where an asset is impaired, the asset is reduced to its net recoverable amount, calculated as the future estimated undiscounted net cash flow expected to be generated by the asset. Under US GAAP, if assets are impaired, a reduction in the carrying amount to estimated fair value is required. Fair value is calculated by discounting the estimated future net cash flows using a discount factor. The discount factor is our estimate of the risk-adjusted rate used to determine the fair value of our mining properties in a transaction between willing buyers and sellers.

h) Investments

Under US GAAP, investments which are considered to be “available for sale” securities are recorded at fair value, with unrealized gains or losses included in Comprehensive Income. Under Canadian GAAP, the concept of Comprehensive Income does not exist and these investments are recorded at cost.

i) Derivative financial instruments

Under Canadian GAAP, derivative financial instruments that qualify for hedge accounting treatment are recognized on the balance sheet only to the extent that cash has been paid or received together with adjustments necessary to offset recognized gains or losses arising on the hedged items. Under US GAAP, such derivative financial instruments are recognized on the balance sheet at fair value with a corresponding charge or credit recorded in Other Comprehensive Income.

j) Minimum pension liability

Under US GAAP, if the accumulated pension plan benefit obligation exceeds the market value of plan assets, a minimum pension liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability. Any portion of this additional liability that relates to unrecognized prior service cost is recognized as an intangible asset while the remainder is charged to Comprehensive Income. Canadian GAAP does not require us to record a minimum liability and does not have the concept of Comprehensive Income.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

k) Asset retirement obligations

Under US GAAP, new policies were adopted effective January 1, 2003 based on new standards published by the FASB. These standards are established for the recognition and measurement of liabilities for legal obligations associated with the retirement of a long-lived asset that result from its acquisition, construction, development or normal operation. A liability is recorded for such an obligation at its fair value when incurred and a corresponding asset retirement cost is added to the carrying amount of the related asset. In subsequent periods, the carrying amount of the liability is adjusted to reflect the passage of time and any changes in the timing or amount of the underlying future cash flows. The asset retirement cost is amortized to expense over the asset’s useful life. Under Canadian GAAP, a similar standard will be effective for the Company’s fiscal year beginning on January 1, 2004. Under current Canadian standards, and US standards prior to 2003, total expected reclamation and closure costs (including legal and non-legal obligations) are recorded and charged to earnings over the life of a mine using the units of production method based on proven and probable reserves, and, for Canadian GAAP, non-reserve material expected to be converted into reserves. As a result of these different policies, our 2003 US GAAP income statement includes charges for the cumulative effect of the adoption of the new policy, amortization of the asset, accretion of the liability, and non-legal reclamation costs whereas our Canadian GAAP income statement includes a single charge for reclamation expense.

l) Foreign currency

Under US GAAP, translation adjustments that arise on the translation of financial statements of entities whose functional currency is not the US dollar are reported as a component of Comprehensive Income. Under Canadian GAAP, the concept of Comprehensive Income does not exist and these translation adjustments are reported as a separate component of shareholders’ equity, called “cumulative translation adjustments”.

m) Revenue

Under Canadian GAAP purchase accounting rules, Homestake sales contracts existing at the date of acquisition were recorded at fair value and any previous deferred revenue balances eliminated. As these contracts are delivered into, the revenue recorded under Canadian GAAP is reduced to the extent of the original fair value adjustment. Under US GAAP pooling rules, existing Homestake deferred revenue balances were carried forward and recorded in the period of delivery. Differences between Canadian and US GAAP revenue arise from these different business combination accounting practices.

n) Other Comprehensive Income

Under US GAAP, certain assets and liabilities are remeasured at fair value, with changes in fair value recorded in Other Comprehensive Income. Under Canadian GAAP, these assets and liabilities are recorded at cost and they are not remeasured to fair value prior to the date they are realized or settled. The assets and liabilities affected are: investments, and derivative assets and liabilities that qualify for hedge accounting treatment.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

o) Consolidated Balance Sheets

At December 31		2003			2002
				Canadian			Canadian
	Notes	US GAAP	Adjustments	GAAP	US GAAP	Adjustments	GAAP
Assets
Current assets
Cash and equivalents		$970	$—	$970	$1,044	$—	$1,044
Accounts receivable		69	—	69	72	—	72
Inventories	a	157	3	160	159	5	164
Other current assets	i, m	169	(112)	57	47	(35)	12

		1,365	(109)	1,256	1,322	(30)	1,292
Investments	h	127	(38)	89	41	6	47
Property, plant and equipment	a, b, c, f, k	3,131	612	3,743	3,311	559	3,870
Capitalized mining costs, net		235	—	235	272	—	272
Intangible assets	a, d	—	683	683	—	724	724
Goodwill	a, e	—	1,081	1,081	—	1,247	1,247
Unrealized fair value of derivative contracts	i	256	(256)	—	78	(78)	—
Other assets	a, i, m	248	31	279	237	7	244

Total assets		$5,362	$2,004	$7,366	$5,261	$2,435	$7,696

Liabilities and Shareholders’ Equity
Accounts payable		$245	$—	$245	$213	$—	$213
Other current liabilities	i, k	105	14	119	270	(45)	225

		350	14	364	483	(45)	438
Long-term debt	i	719	(1)	718	761	(4)	757
Other long-term obligations	i, j, k	569	(147)	422	528	(69)	459
Deferred income tax liabilities	f	230	136	366	155	291	446

Total liabilities		1,868	2	1,870	1,927	173	2,100

Capital stock	a, p	4,115	873	4,988	4,148	892	5,040
Retained earnings (deficit)	a, p	(694)	1,226	532	(689)	1,266	577
Accumulated other comprehensive income (loss)	n, p	73	(73)	—	(125)	125	—
Cumulative translation adjustments	l, p	—	(24)	(24)	—	(21)	(21)

Total shareholders’ equity		3,494	2,002	5,496	3,334	2,262	5,596

Total liabilities and shareholders’ equity		$5,362	$2,004	$7,366	$5,261	$2,435	$7,696

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

p) Reconciliation of shareholders’ equity

At December 31, 2003

			Retained	Other	Cumulative
		Capital	earnings	Comprehensive	translation
	Notes	stock	(deficit)	Income	adjustments
Balance per US GAAP		$4,115	$(694)	$73	$—
Adjustments (net of tax effects):
Valuation of equity issued in business combinations[1]		(293)	—	—	—
Cumulative effect of difference in accounting policies
Accounting changes in 2003	c,k	—	17	—	—
Amortization of property, plant and equipment	c	—	134	—	—
Exploration and development costs	b	—	137	—	—
Provisions for mining assets in 2000 and 1997[2]		—	683	—	—
Investments	h	—	—	(38)	—
Derivatives accounted for as cash flow hedges	i	—	—	(189)	—
Non-hedge derivative adjustments		—	(25)	—	—
Minimum pension liability	j	—	—	7	—
Asset retirement obligations	k	—	51	—	—
Interest capitalization	q2	—	4	—	—
Merger related costs	q7	—	19	—	—
Other		(5)	(5)	—	—
Cumulative effect of differences in accounting for business combinations under the pooling-of- interests versus the purchase method
Excess of fair value of shareholders’ equity over historic book value	a	1,185	—	123	—
Deficit of Sutton and Homestake at acquisition	a	—	749	—	—
Amortization of intangible assets	d	—	(74)	—	—
Deferred revenue	m	—	(23)	—	—
Gains on asset sales	a	—	(11)	—	—
Homestake inventory	a	—	(22)	—	—
Effect of different book values of capital stock on common share repurchases		(14)	14	—	—
Deferred income taxes
Effect of historic differences in accounting policies under CICA 3465 versus FAS 109	f	—	(284)	—	—
Effect on deferred tax assets and liabilities of timing differences for US GAAP and Canadian GAAP purposes	f	—	16	—	—
Tax valuation allowances	q3	—	(106)	—	—
Impairment charge on goodwill	e	—	(48)	—	—
Reclassification of translation adjustments	l	—	—	24	(24)

Balance per Canadian GAAP		$4,988	$532	$—	$(24)

1. In determining the value of the shares exchanged in acquisitions, for accounting purposes under US GAAP we used the unadjusted quoted market prices of our shares. For Canadian GAAP purposes, the value was adjusted by a 5% to 20% discount reflecting the fact that the market value for a large block of common shares is less than our quoted share price. The recognition of this discount to the value of common shares issued for Canadian GAAP purposes resulted in a reduction in the value of the shares for accounting purposes and cost of acquisitions by $293 million.

2. The impact of applying US GAAP in calculating the provisions for mining assets in 2000 and 1997 was to reduce property, plant and equipment by $780 million offset by future income taxes of $97 million for a net reduction in shareholders’ equity of $683 million.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

q) Reconciliation of consolidated net income

For the years ended December 31	Notes	2003	2002	2001
Net income– US GAAP		$200	$193	$96
Amortization of property, plant and equipment	c	53	69	24
Exploration and development expenditures	b	53	52	23
Amortization of intangible assets	d	(41)	(33)	—
Asset retirement obligations	k	26	19	—
Cumulative effect of accounting changes under US GAAP	c, k	17	—	1
Gains on asset sales[1]	a	(10)	—	—
Interest capitalized[2]		9	—	—
Deferred income tax valuation allowances[3]	a, f	(87)	—	(12)
Future income tax expense[4]	f	3	(15)	—
Deferred revenue	m	(29)	(20)	—
Non-hedge derivative adjustments[5]		—	(26)	(8)
Homestake inventory[6]	a	(2)	(21)	—
Merger related costs[7]		—	—	25
Pre-acquisition net loss of Homestake	a	—	—	138
Impairment charge on goodwill	e	(48)	—	—
Other items		2	11	(16)

Net income – Canadian GAAP		$146	$229	$271

Net income per share (dollars)
Basic and fully diluted		$0.27	$0.42	$0.68

1. The gain on sale under Canadian GAAP is different from US GAAP due to the fact that the carrying amount of assets sold was higher under Canadian GAAP.

2. Under Canadian GAAP, the Veladero and Alto Chicama projects met the criteria for interest capitalization for the whole of 2003.

3. Under Canadian GAAP, differences in the carrying amount of certain assets recorded at fair value at the acquisition of Homestake resulted in valuation allowances totaling $23 million not being historically required under Canadian GAAP. The remaining amount relates to a release of valuation allowances under US GAAP totaling $118 million that has been recorded as a reduction of goodwill under Canadian GAAP, offset by the release of certain valuation allowances to earnings under Canadian GAAP totaling $54 million.

4. The adjustment to future tax expense reflects the reversal of temporary timing differences under Canadian GAAP caused by other adjustments that were made to reconcile US GAAP net income to Canadian GAAP income. The adjustment also reflects other differences in accounting for income taxes as described in note 28f.

5. Certain derivative instruments classified as “non-hedge derivatives” under US GAAP were accounted for under Canadian GAAP as either hedge derivatives; or recorded at cost with gains and losses recorded either at maturity or when losses were determined to be other than temporary.

6. Certain ore in stockpile and in process inventory held by Homestake, which was adjusted to fair value at the date of acquisition, caused an adjustment to cost of sales when the inventory was processed and sold.

7. Various costs totaling $25 million that were incurred in connection with the Homestake merger in 2001 were expensed under US GAAP. Under Canadian GAAP, these costs were included as part of the purchase consideration.

BARRICK Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

r) Consolidated statements of cash flow under Canadian GAAP

For the years ended December 31	2003	2002	2001
Operating Activities
Net income	$146	$229	$271
Add (deduct):
Amortization	510	483	343
Change in capitalized mining costs	37	29	17
Future income taxes	35	(60)	(9)
Inmet litigation settlement	(86)	—	—
(Gains) losses on sale of long-lived assets	(29)	(8)	4
Impairment charge on goodwill	48	—	—
Reclamation costs	28	15	17
(Gains) losses on investments	12	4	(2)
Amortization of deferred stock-based compensation	4	3	—
Foreign currency translation adjustments	(2)	(1)	8
Non-hedge derivative (gains) losses	(71)	32	(27)
Inmet litigation expense	16	—	—
Changes in operating assets and liabilities:
Accounts receivable	3	(16)	(14)
Inventories	4	45	34
Accounts payable and accrued liabilities	13	(7)	117
Current income taxes accrued	54	59	36
Other assets and liabilities	31	17	(61)
Cash payments:
Merger related costs	—	(50)	(13)
Reclamation and closure costs	(59)	(70)	(35)
Income taxes	(111)	(52)	(7)

Cash provided by operating activities[1]	583	652	679

Investing Activities
Property, plant and equipment
Capital expenditures	(384)	(291)	(549)
Sales proceeds	48	11	15
Purchase of investments	(55)	—	—
Increase in restricted cash	—	—	(24)
Business combinations and property acquisitions	—	—	18
Short-term cash deposits	—	159	(157)

Cash used in investing activities[1]	(391)	(121)	(697)

Financing Activities
Capital stock
Proceeds from shares issued on exercise of stock options	29	83	7
Repurchased for cash	(154)	—	—
Long-term debt
Proceeds	—	—	49
Repayments	(23)	(25)	—
Dividends	(118)	(119)	(87)

Cash used in financing activities	(266)	(61)	(31)

Increase (decrease) in cash and equivalents	(74)	470	(49)
Cash and equivalents at beginning of year	1,044	574	623

Cash and equivalents at end of year	$970	$1,044	$574

1. Exploration and development expenditures that were capitalized under Canadian GAAP, but expensed under US GAAP, were $53 million in 2003 (2002 – $52 million; 2001 – $23 million). This represents the differences in cash flows from operating and investing activities between US GAAP and Canadian GAAP.

BARRICK Annual Report 2003